Execution Version

LOAN AGREEMENT

by and among

ENER1, INC.
as Borrower

and

BZINFIN S.A., LIBERTY HARBOR SPECIAL INVESTMENTS, LLC and GOLDMAN
SACHS PALMETTO STATE CREDIT FUND, L.P.,
as Lenders

and

BZINFIN S.A.,
as Agent

Dated as of November 16, 2011

TABLE OF CONTENTS

I.	DEFINITIONS		1

	1.1	General Terms	1

II.	LOAN, INTEREST AND PAYMENTS		1

	2.1	The Loan; the Notes	1

	2.2	Interest	2

	2.3	Promise to Pay; Payments	2

	2.4	Taxes and Other Charges	2

	2.5	Use of Proceeds	3

	2.6	Right of First Offer.	3

III.	OTHER CHARGES AND FEES		3

	3.1	Computation of Fees; Lawful Limits	3

IV.	CONDITIONS PRECEDENT		3

	4.1	Conditions Precedent	3

V.	REPRESENTATIONS AND WARRANTIES		5

	5.1	Organization and Authority	5

	5.2	Loan Documents	6

	5.3	Subsidiaries, Capitalization and Ownership Interests	6

	5.4	Properties	6

	5.5	Other Agreements	6

	5.6	Litigation	7

	5.7	Hazardous Materials	7

	5.8	Tax Returns; Governmental Reports	7

	5.9	Financial Statements and Reports	7

	5.10	Compliance with Law; Business	8

	5.11	Licenses and Permits; Labor	8

	5.12	No Default	8

	5.13	Disclosure	8

	5.14	Existing Indebtedness; Investments, Guarantees and Certain Contracts	8

	5.15	Insurance	9

VI.	AFFIRMATIVE COVENANTS		9

	6.1	Compliance with Budget	9

	6.2	Reports and Other Information	9

	6.3	Conduct of Business and Maintenance of Existence and Assets	10

	6.4	Compliance with Legal and Other Obligations	10

	6.5	Insurance	11

	6.6	Books and Records	11

	6.7	Inspection; Periodic Audits	11

	6.8	Environmental Covenants	12

	6.9	Further Assurances	12

	6.10	Financing Orders	12

VII.	NEGATIVE COVENANTS		12

	7.1	Indebtedness	12

	7.2	Liens	13

	7.3	Investments and Investment Property; Subsidiaries	13

	7.4	Dividends; Redemptions; Equity	14

	7.5	Transactions with Affiliates	14

	7.6	Charter Documents; Fiscal Year; Dissolution	14

	7.7	Transfer of Assets	14

	7.8	Payment on Indebtedness and Other Obligations.	14

VIII.	EVENTS OF DEFAULT		15

IX.	RIGHTS AND REMEDIES AFTER DEFAULT		17

	9.1	Rights and Remedies	17

	9.2	Application of Proceeds	17

	9.3	Rights and Remedies not Exclusive	18

X.	AGENT PROVISIONS		18

	10.1	Appointment of Agent.	18

	10.2	Nature of Duties of Agent.	18

	10.3	Lack of Reliance on Agent.	18

	10.4	Certain Rights of Agent.	19

	10.5	Reliance by Agent.	19

	10.6	Indemnification of Agent.	20

	10.7	Agent in its Individual Capacity.	20

	10.8	Holders of Notes.	20

	10.9	Successor Agent.	20

2

	10.10	Collateral Matters.	21

	10.11	Actions with Respect to Defaults.	22

	10.12	Demand.	22

XI.	WAIVERS AND JUDICIAL PROCEEDINGS		22

	11.1	Waivers	22

	11.2	Delay; No Waiver of Defaults	22

	11.3	Jury Waiver	23

	11.4	Amendment and Waivers	23

	11.5	Waivers of Claims; Consequential and Punitive Damages	23

	11.6	No Third Party Beneficiaries	24

XII.	EFFECTIVE DATE AND TERMINATION		24

	12.1	Effectiveness and Termination	24

	12.2	Survival	24

XIII.	MISCELLANEOUS		24

	13.1	Governing Law; Jurisdiction; Service of Process; Venue	24

	13.2	Successors and Assigns; Assignments	25

	13.3	Application of Payments	25

	13.4	Indemnity	25

	13.5	Notice	26

	13.6	Severability; Captions; Counterparts; Facsimile Signatures	26

	13.7	Expenses	26

	13.8	Entire Agreement	27

	13.9	Set Off	27

3

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) dated as of November 16, 2011, is entered into by and among ENER1, INC., a Florida corporation (“Borrower”), Bzinfin S.A. (“Bzinfin”), Liberty Harbor Special Investments, LLC (“LHSI”) and Goldman Sachs Palmetto State Credit Fund, L.P. (“GSPSCF”), together with LHSI and Bzinfin, each a “Lender” and collectively, the “Lenders”), and Bzinfin, as agent (“Agent”) for the Lenders.

WHEREAS, Borrower has requested that Lenders make available to Borrower a loan in an aggregate principal amount of $4,500,000; and

WHEREAS, the Lenders are willing to make such loan available to Borrower upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower, Lenders and Agent hereby agree as follows:

I.           DEFINITIONS

1.1         General Terms

For purposes of the Loan Documents, in addition to the definitions above and elsewhere in this Agreement or the other Loan Documents, the terms listed in Exhibit A hereto shall have the meanings given such terms in Exhibit A, which is incorporated herein and made a part hereof.  Unless otherwise specified herein or in Exhibit A, this Agreement and any agreement or contract referred to herein or in Exhibit A shall mean such agreement as modified, amended or supplemented from time to time.

II.          LOAN, INTEREST AND PAYMENTS

2.1         The Loan; the Notes

Subject to the terms and conditions set forth in this Agreement, Lenders severally agree to make a term loan to Borrower on the Closing Date in an original principal amount equal to $4,500,000 (the “Loan”).  Each Lender’s obligation to fund the Loan shall be limited to such Lender’s Commitment Percentage, and no Lender shall have any obligation to fund any portion of the Loan required to be funded by any other Lender, but not so funded.  Notwithstanding anything to the contrary herein, neither LHSI nor GSPSCF shall be obligated to fund their respective Commitment Percentages of the Loan unless and until Bzinfin shall have funded its Commitment Percentage of the Loan on the Closing Date.  Borrower shall not have any right to borrow any portion of the Loan not borrowed on the Closing Date, or to reborrow any portion of the Loan which is repaid or prepaid from time to time.  If requested by a Lender, its portion of the Loan shall be evidenced by a promissory note substantially in the form of Exhibit B hereto (each, a “Note” and collectively, the “Notes”), issued by the Borrower to the order of such Lender in the amount of such Lender’s Commitment.

2.2         Interest

The unpaid principal balance of the Loan shall bear interest at a rate equal to LIBOR plus the Applicable Margin.  Interest shall be payable in arrears, in cash, on the each Interest Payment Date.  Interest shall be calculated on the basis of a 360-day year.  Upon the occurrence and continuance of an Event of Default, any amounts outstanding on account of the Loan shall bear interest at the rate equal to the rate otherwise applicable thereto plus an additional two percent (2.0%) per annum (the “Default Rate”), and such interest shall be payable on demand.

2.3         Promise to Pay; Payments

Borrower, absolutely and unconditionally promises to pay, when due and payable pursuant hereto, principal, interest and all other amounts and Obligations payable hereunder or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, or any other event.  Any payments made by Borrower shall be made only by wire transfer, without offset, deduction or counterclaim of any kind, in Dollars, in immediately available funds to such account as may be indicated in writing by Agent or each Lender to Borrower from time to time.  Any such payment received after 2:00 p.m. New York City time on any date shall be deemed received on the following Business Day.  Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.  The unpaid principal amount of the Loan and all other Obligations (including, without limitation, all accrued and unpaid interest) shall be due and payable in full, and the Notes shall mature, on the Repayment Date.

2.4         Taxes and Other Charges

All payments by Borrower relative to the Loan and under this Agreement and the other Loan Documents shall be made free and clear of any restrictions or conditions, without set off or counterclaim, and free and clear of, and without any deduction or withholding whether for or on account of tax or otherwise (excluding liens, garnishments, or like against any Lender).  If any such deduction or withholding is required by law to be made by Borrower or any other Person (whether or not a party to, or on behalf of a party to this Agreement) from any sum paid or payable by, or received or receivable from, Borrower shall pay in the same manner and at the same time such additional amounts as will result in each Lender’s receiving and retaining (free from any liability other than tax on its overall net income) such net amount as would have been received by it had no such deduction or withholding been required to be made.

2.5         Use of Proceeds

Borrower shall use the proceeds of the Loan hereunder for general working capital and operational expenses of the Borrower and its Subsidiaries, including the disbursement of the Intercompany Loan, in accordance with and as specified in the Budget (subject to the Permitted Variance).

2.6         Right of First Offer.

In the event that a Chapter 11 Case is commenced, as an inducement for the Lenders to provide the Loan, Borrower hereby grants Bzinfin a right of first offer to provide the Borrower with a debtor-in-possession credit facility in such Chapter 11 Case, pursuant to the terms and subject to the conditions set forth in the related term sheet attached hereto as Exhibit C (the “DIP Credit Facility”).  Borrower shall give written notice (the “DIP Offer Notice”) to Bzinfin of its bonafide intention to secure the DIP Credit Facility, which offer shall be irrevocable for a period of five (5) Business Days (the “ROFO Notice Period”).  Upon receipt of such DIP Offer Notice, Bzinfin shall have until the end of the ROFO Notice Period to undertake to provide the DIP Credit Facility by delivering a written notice to Borrower, whereupon such written notice shall be binding upon Bzinfin, provided, however, Bzinfin’s obligation to provide the DIP Credit Facility shall be conditioned upon and subject to (i) the issuance of the Interim Financing Order reasonably acceptable to Bzinfin in form and substance, and (ii) the issuance of the Final Financing Order reasonably acceptable to Bzinfin in form and substance.

III.        OTHER CHARGES AND FEES

3.1         Computation of Fees; Lawful Limits

In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to any Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if any Lender shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, such Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.  The terms and provisions of this Section 3.1 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

IV.        CONDITIONS PRECEDENT

4.1         Conditions Precedent

The obligations of Lenders to consummate the transactions contemplated herein and to make the Loan are subject to the satisfaction of Agent and Lenders, of the following conditions:

(a)           Agent shall have received the following, each duly executed by an authorized officer of Borrower and all other parties thereto other than Agent and Lenders, and each in form and substance satisfactory to Lenders:

(i)          This Agreement;

(ii)         The Notes, if any;

(iii)        The Guarantee and Collateral Agreement;

(iv)        The Patent Security Agreement;

(v)         The Trademark Security Agreement; and

(vii)       The Consent, Waiver and Acknowledgement of Existing Creditors.

(b)           Agent shall have received Control Agreements with respect to each deposit account of Borrower and Del, executed by Borrower or Del, as applicable each applicable depository bank, and each in form and substance reasonably satisfactory to Agent; provided that to the extent any Control Agreement is not delivered prior to or on the Closing Date, Borrower shall deliver such Control Agreement within 10 Business Days after the Closing Date or such longer period as reasonably agreed to by Agent.

(c)           Agent shall have received a certificate of an authorized officer of Borrower, dated the Closing Date, certifying that:  (i) each of the representations and warranties made by Borrower in or pursuant to the Loan Documents shall be accurate in all material respects before and after giving effect to making the Loan, and (ii) no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the requested Loan on such date;

(d)           Agent shall have received a certificate of the corporate secretary of Borrower and each Guarantor, dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents on behalf of Borrower and each Guarantor, and attaching certified copies (or copies otherwise authenticated to Agent’s satisfaction) of (i) the charter or limited liability company certificate of Borrower or such Guarantor, (ii) the by-laws or operating agreement of Borrower or such Guarantor; (iii) resolutions of the Board of Directors or managers of Borrower or such Guarantor, and (iv) evidence of good standing in its jurisdiction of incorporation of Borrower or such Guarantor;

(e)           Agent shall have received UCC searches with respect to Borrower and each Guarantor, the results of which shall be satisfactory to Agent;

(f)           Agent shall have received evidence of the perfection of Agent’s Liens in all collateral intended to secure the Obligations (including, without limitation, stock certificates and stock powers for such certificates, a promissory note evidencing the Intercompany Loan with an endorsement to Agent and the financing statements under UCC), and such Liens shall constitute valid and perfected first priority Liens on all such assets, subject only to Permitted Liens;

(g)           Agent shall have received, and be satisfied with, evidence of Borrower’s insurance coverage satisfying the requirements of Section 6.5 hereof, together with such endorsements as are required by the Loan Documents;

(h)           all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of Borrower and Guarantors) shall be satisfactory to Agent;

(i)            a favorable opinion of Reed Smith LLP, as counsel to the Borrower and Guarantors Nicholas Brunero as General Counsel of Borrower and Guarantors, and Roetzel & Andress, LPA, as Florida counsel to the Borrower and Guarantors with respect to the valid existence of Borrower and Guarantors, due authorization, execution, delivery and enforceability of the Loan Documents, no conflicts with Borrower’s or Guarantors’ statutory documents, state and federal law and any scheduled material contracts and the creation and perfection of the security interest in favor of Agent; and

(j)            such other documents or agreements as reasonably requested by Agent or either Lender.

V.         REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the date hereof as follows:

5.1         Organization and Authority

Borrower and each Material Subsidiary (a) is an entity duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, (b) has all requisite organizational power and authority to own its properties and assets and to carry on its business as now being conducted, and (c) is duly qualified to do business in each jurisdiction in which failure to so qualify could reasonably be expected to have or result in a Material Adverse Effect.  Borrower and each Guarantor has all requisite organizational power and authority (i) to execute, deliver and perform the Loan Documents to which it is a party, (ii) to borrow hereunder and grant the Liens created or contemplated by the Loan Documents to which it is a party, and (iii) to consummate the transactions contemplated under the Loan Documents to which it is a party.

5.2         Loan Documents

(a)  The execution, delivery and performance by Borrower and each Guarantor of the Loan Documents to which they are each a party, and the consummation of the transactions contemplated hereby and thereby, (i) have been duly authorized by all requisite organizational action of Borrower and such Guarantor; (ii) do not violate any provisions of (A) any applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on Borrower, any Guarantor, or any of their respective properties, or (C) the certificate of incorporation (or any other equivalent governing agreement or document); (iii) are not in conflict with, and do not result in a breach or default under, any indenture, agreement or other instrument to which Borrower or any Guarantor is a party, or by which the properties or assets of Borrower or any Guarantor is bound, except for any such conflict or default which singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect; (iv) other than pursuant to the Loan Documents, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of Borrower or any Guarantor; and (v) do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person, except such as have been obtained prior to the Closing Date.  When executed and delivered, each of the Loan Documents will constitute the legal, valid and binding obligation of Borrower and each Guarantor, enforceable against Borrower and such Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).  Notwithstanding anything herein to the contrary, certain of the remedial provisions hereunder and in the other Loan Documents with respect to the Collateral may be limited or rendered unenforceable by applicable laws, interpretations and requirements under, (x) any federal or state grant, contract or assistance agreement to which the Borrower or any of the Guarantors is a party, or by which any of their respective properties or assets is bound, (y) any federal export control laws applicable to the Borrower, any of the Guarantors, or any of the Lenders , or (z) the Committee on Foreign Investment in the U.S.

5.3         Subsidiaries, Capitalization and Ownership Interests

As of the Closing Date, Borrower has no Subsidiaries other than those Persons listed as Subsidiaries on Schedule 5.3 attached hereto.

5.4         Properties

Schedule 5.4 attached hereto sets forth all of the real properties owned or leased by Borrower and its Material Subsidiaries.  Borrower and each Material Subsidiary, (a) is the sole owner and has good and valid title to, or a valid leasehold interest in, license of, or right to use, all of its properties and assets necessary to conduct its business, whether personal or real, subject to no transfer or other restrictions or Liens of any kind except for Permitted Liens, and (b) is in compliance in all material respects with each lease or license to which it is a party or otherwise bound, except where such failure could not be reasonably be expected to result in a Material Adverse Effect.

5.5         Other Agreements

Neither Borrower nor any Guarantor is a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which could reasonably be expected to materially adversely affect its ability to execute and deliver, or perform under, any Loan Document to which it is a party or to pay the Obligations.  Neither Borrower nor any Material Subsidiary is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period, could reasonably be expected to be, have or result in a Material Adverse Effect.

5.6         Litigation

Except as set forth on Schedule 5.6, there is no action, suit, proceeding or investigation pending or, to the knowledge of Borrower, threatened in writing against Borrower or any Guarantor that questions or could reasonably be expected to prevent the validity of any of the Loan Documents or the right of Borrower or such Guarantor to enter into any Loan Document to which it is a party or to consummate the transactions contemplated thereby.  Except as set forth on Schedule 5.6, there is no action, suit, proceeding or investigation pending or, to the knowledge of Borrower, threatened in writing against Borrower or any Material Subsidiary that if adversely determined could reasonably be expected to be, have or result in any Material Adverse Change or Material Adverse Effect.

5.7         Hazardous Materials

Borrower and each Material Subsidiary is in compliance in all material respects with all applicable Environmental Laws.  None of Borrower or any Material Subsidiary has been notified of any action, suit, proceeding or investigation (a) relating in any way to compliance by or liability of Borrower or any Material Subsidiary under any Environmental Laws, (b) which otherwise deals with any Hazardous Substance or any Environmental Law, or (c) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance except such, if any, as could not reasonably be expected to result in a Material Adverse Effect.

5.8         Tax Returns; Governmental Reports

Each Borrower and Material Subsidiary (a) has filed all federal, state, foreign (if applicable) and local tax returns and other material reports which are required by law to be filed by Borrower or such Guarantor, and (b) has paid all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that Borrower or any Material Subsidiary is currently contesting in good faith by proper proceedings and for which a reserve has been taken in accordance with GAAP, and that are described on Schedule 5.8 attached hereto or that could not reasonably be expected to have a Material Adverse Effect.

5.9         Financial Statements and Reports

Except as disclosed in Borrower’s November 10, 2011 Form 12b-25 with respect to any of Borrower’s financial statements delivered or made publicly available prior to the date hereof, all historic financial statements relating to Borrower and its Subsidiaries that have been delivered to Lenders prior to the date hereof are (a) consistent with the books of account and records of Borrower and its Subsidiaries, (b) have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods (except that the unaudited financial statements contain no footnote or other presentation items and are subject to year-end adjustments), and (c) present fairly in all material respects the consolidated financial condition, assets and liabilities and results of operations of Borrower and its Subsidiaries at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied.  Subject to the exception set forth in the preceding sentence, Borrower and its Subsidiaries have no material obligations or liabilities of any kind that are not disclosed in such financial statements.

5.10       Compliance with Law; Business

Except as disclosed on Schedule 5.10 attached hereto, Borrower and each Material Subsidiary (a) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to them, their respective businesses and/or assets or operations, and (b) are not in violation of any order of any Governmental Authority or other board or tribunal, except, in the case of both (a) and (b), where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect.  Borrower and each Material Subsidiary have maintained in all material respects all records required to be maintained by any applicable Governmental Authority.

5.11       Licenses and Permits; Labor

Borrower and each Material Subsidiary is in compliance with and has all Permits necessary or required by applicable law or Governmental Authority for the operation of its business and ownership of its properties and assets as presently conducted and owned, except where noncompliance, violation or lack thereof could not reasonably be expected to have a Material Adverse Effect.

5.12       No Default

There does not exist any Default or Event of Default.

5.13       Disclosure

No Loan Document nor any other agreement, document, certificate, or written statement furnished to Agent or Lenders by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower or any Guarantor in the Loan Documents contains any untrue statement of any material fact known to the Borrower or omits to state any material known to the Borrower fact necessary to make the factual statements therein taken as a whole not materially misleading in light of the circumstances under which it was made.

5.14       Existing Indebtedness; Investments, Guarantees and Certain Contracts

Except as contemplated or permitted by the Loan Documents or as otherwise set forth on Schedule 5.14 or Schedule 5.3 attached hereto, neither Borrower nor any Material Subsidiary (a) has any outstanding Indebtedness, (b) is subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person, and/or (c) owns or holds any equity or long-term debt investments in, nor has any outstanding advances to or any outstanding guarantees for, the obligations of, or any outstanding borrowings from, any other Person.

5.15       Insurance

Borrower and each Material Subsidiary has in full force and effect such insurance policies as are customary in its industry for entities of similar size engaged in similar lines of business.

VI.        AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, until full performance and satisfaction, and irrevocable payment in full in cash, of all of the Obligations and termination of this Agreement:

6.1         Compliance with Budget

Borrower shall (a) at all times comply with the Budget on a line-item by line-item basis; provided, however, that the Borrower’s actual results shall be permitted to deviate from the Budget without prior approval of the Required Lenders for (a) any variance that is less than the line item and Total Disbursements line item and (b) any variance that is greater than the line item and Total Disbursements line item in (i) any individual disbursement line item that does not exceed twenty percent (20%) of the applicable line item on the Budget, and (ii) the Total Disbursements line item that does not exceed ten percent (10%) of the applicable line item on the Budget, in each case measured on a weekly accrual basis (the “Permitted Variance”) and (b) furnish to each Lender not later than Tuesday of each week an analysis of any variance from the Budget for the preceding week and an updated weekly cash flow forecast.  For the avoidance of doubt, compliance with the Budget (i) will be tested based on the amount of each line item and Total Disbursements line item and not based upon the timing of when each line item is actually paid, and (ii) will not be tested with respect to any cash receipts.

6.2         Reports and Other Information

(a)           Reports.  Borrower shall, and shall cause each Material Subsidiary to, furnish to each Lender as soon as available, and in any event within two (2) Business Days after the preparation or issuance thereof or such other time as set forth below, as applicable: (i) any financial statements, balance sheets or other financial statements which it prepares in final form (including any form delivered to Borrower’s Board of Directors) for delivery under this Agreement, (ii) any reports, returns, information, notices and other materials that Borrower shall send to its stockholders, members, partners, and/or other equity owners generally at any time, together with any and all supporting documentation related thereto, and (iii) promptly, and in any event within five (5) Business Days after request, such additional information, documents, statements, reports and other materials (including without limitation, financial statements) as Agent or any Lender may reasonably request from time to time.

(b)           Notices.  Borrower shall, and shall cause each Material Subsidiary to, promptly, and in any event within five (5) Business Days after Borrower or any authorized officer of Borrower or any Material Subsidiary obtains knowledge thereof, notify Lenders in writing of (i) any pending or threatened litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding brought or initiated by or against Borrower or any Material Subsidiary or otherwise affecting or involving or relating to Borrower, any Material Subsidiary, or any of Borrower’s or any Material Subsidiary’s property or assets to the extent (A) the amount in controversy exceeds $200,000 individually or in the aggregate for all such events, or (B) to the extent any of the foregoing seeks injunctive relief, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that could reasonably be expected to result in a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, and (iv) receipt of any notice or request from any Governmental Authority regarding any liability or claim of liability in the amount equal to or exceeding $200,000 individually or in the aggregate.

6.3         Conduct of Business and Maintenance of Existence and Assets

Borrower shall, and shall cause each Material Subsidiary to, (a) conduct its business in accordance with good business practices customary to its industry, (b) engage principally in the same or similar lines of business substantially as heretofore conducted, (c) maintain all of its material properties, assets and equipment necessary for the operation of its business in good repair, working order and condition (normal wear and tear excepted), (d) from time to time to make all necessary repairs, renewals and replacements thereof, (e) maintain, comply with and keep in full force and effect its existence and all Intellectual Property, Permits and qualifications to do business and good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Intellectual Property, Permits or qualification could reasonably be expected to be, have or result in a Material Adverse Effect, and (f) remain in good standing and maintain operations in all jurisdictions in which currently located, except where the failure to remain in good standing or maintain operations would not reasonably be expected to be, have or result in a Material Adverse Effect.

6.4         Compliance with Legal and Other Obligations

Except as disclosed on Schedule 5.10 attached hereto, Borrower shall, and shall cause each Material Subsidiary to, (a) comply in all material respects with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (b) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith by proper proceedings and against which adequate reserves have been established, (c) perform in all material respects in accordance with its terms each material contract, agreement or other arrangement to which it is a party or by which it is bound, and (d) properly file all material reports required to be filed with any Governmental Authority, except in the case of clause (a), (c) and (d) where such failure could reasonably be expected to result in a Material Adverse Effect.

6.5         Insurance

Borrower shall, and shall cause each Material Subsidiary to, (a) keep all of its insurable properties and assets adequately insured against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or lines of business or owning similar assets or properties, including, without limitation, liability, errors and omissions, property and business interruption insurance, as applicable, and (b) maintain general liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Borrower or each Material Subsidiary.  Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide no less than thirty (30) days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy.  Borrower shall deliver to Agent within 15 Business Days after the Closing Date or such longer period of time as may be reasonably agreed by Agent and in form and substance reasonably satisfactory to Agent, endorsements to (i) all casualty insurance naming Agent as loss payee, and (ii) all general liability and other liability policies naming Agent as additional insured.  If Borrower at any time shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable.  Agent shall have no obligation to obtain insurance for Borrower or pay any premiums therefor.  By doing so, Agent shall not be deemed to have waived any Event of Default arising from Borrower’s failure to maintain such insurance or pay any premiums therefor and shall have no liability to Borrower for failing to do so.  All sums so disbursed by Agent, including premiums, reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent in accordance with Section 9.1 hereof.

6.6         Books and Records

Borrower shall, and shall cause each Material Subsidiary to, (a) keep complete and accurate (in accordance with GAAP) books of record and account in accordance with commercially reasonable business practices and consistent with past practice in which true and correct entries are made of all of its dealings and transactions in all material respects, and (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.

6.7         Inspection; Periodic Audits

Borrower shall permit the representatives of Lenders, at the expense of Borrower, during normal business hours upon reasonable notice, to (a) visit and inspect any of Borrower’s and/or any Material Subsidiary’s offices or properties to inspect and/or to examine and/or audit all of Borrower’s and/or any Material Subsidiary’s books of account, records, reports and other papers, (b) make copies and extracts therefrom, and (c) discuss Borrower’s and/or any Material Subsidiary’s business, operations, prospects, properties, assets, liabilities and/or condition with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing); provided, however, that no such notice shall be required to do any of the foregoing if an Event of Default has occurred and is continuing.

6.8         Environmental Covenants

Borrower shall, and shall cause Material Subsidiary to, keep or cause all of its owned, leased or occupied real properties to be kept free from Hazardous Substances (except those substances used by Borrower or such Material Subsidiary in the ordinary course of its business and in compliance with all Environmental Laws).

6.9         Further Assurances

At Borrower’s cost and expense, Borrower shall (a) take such further action and use its commercially reasonable efforts to obtain and deliver to Agent and Lenders from time to time all consents, approvals and agreements from such third parties as Agent or the Required Lenders shall reasonably determine are necessary and that are satisfactory to Agent and Lenders with respect to (i) the Loan Documents and the transactions contemplated thereby, and (ii) claims against Borrower, and (b) upon the exercise by Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document or under applicable law or at equity which requires any consent, approval, registration, qualification or authorization of any Person (including, without limitation, any Governmental Authority), execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization or that Agent or any Lender may be required to obtain for itself or on its behalf for such consent, approval, registration, qualification or authorization.

6.10       Financing Orders

In the event that a Chapter 11 Case is commenced, Borrower shall use its commercially reasonable efforts to seek the issuance of the Final Financing Order within 45 days form the commencement of the Chapter 11 Case; provided that Borrower shall use its commercially reasonable efforts to seek Bankruptcy Court approval of payment of all Obligations upon the issuance of the Interim Financing Order; and provided further that if the Bankruptcy Court does not approve such payment in full upon entry of the Interim Financing Order, such Interim Financing Order shall provide for appropriate adequate protection reasonably acceptable to the Required Lenders.

VII.       NEGATIVE COVENANTS

Borrower covenants and agrees that, until full performance and satisfaction, and irrevocable payment in full in cash, of all of the Obligations and termination of this Agreement:

7.1         Indebtedness

Borrower shall not, and shall not permit any Material Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except the following (collectively, “Permitted Indebtedness”):  (a) Indebtedness under the Loan Documents; (b) any Indebtedness existing as of the Closing Date and described on Schedule 5.14 attached hereto, and replacements and refinancings thereof (which are not materially adverse to the Lenders) that do not increase the principal amount, or the interest rate or fees thereon, or extend the Liens securing such Indebtedness (if any) to any other assets of the Borrower or applicable Material Subsidiary, as the case may be; (c) the Intercompany Loan; (d) loans from the Borrower or a Guarantor to a Subsidiary of Borrower that is Material Subsidiary for items permitted to be paid in the Budget; and (e) trade accounts payable and accrued obligations (other than for borrowed money), in each case incurred in the ordinary course of business.

7.2         Liens

Borrower shall not, and shall not permit any Material Subsidiary to, create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of its properties or assets or any of its shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”):  (a) Liens arising in favor of Agent, for the benefit of the Lenders; (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Required Lenders; (c) statutory Liens of landlords, carriers, warehousemen, mechanics and/or materialmen, and other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Required Lenders; (d) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations which are not delinquent for more than ninety (90) days or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Required Lenders in their reasonable discretion; (e) Liens securing the purchase or lease of equipment provided that such Liens are granted only on such equipment so purchased or leased and secure an amount of Indebtedness not to exceed the purchase price thereof; and (f) Liens set forth on Schedule 7.2 attached hereto securing Indebtedness set forth on Schedule 5.14 attached hereto.

7.3         Investments and Investment Property; Subsidiaries

Borrower shall not, and shall not permit any Material Subsidiary to, directly or indirectly, (a) merge with, purchase, own, hold, invest in or otherwise acquire any obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture, or (b) make or permit to exist any loans, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person other than (i) those created by the Loan Documents, (ii) those set forth on Schedules 5.3 and 5.14 attached hereto, (iii) trade credit extended in the ordinary course of business, (iv) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors, consultants and employees, (v) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (vi) the Intercompany Loan, and (vii) as set forth in the Budget (including in the form of loans from the Borrower or a Guarantor to a Subsidiary of Borrower that is Material Subsidiary for items permitted to be paid in the Budget).

7.4         Dividends; Redemptions; Equity

Borrower shall not, and shall not permit any Material Subsidiary to, (a) declare, pay or make any dividend or distribution on any shares of securities or ownership interests, except to Borrower or any of its wholly owned Subsidiaries, (b) acquire, redeem or otherwise retire any equity securities or interests or any options to purchase or acquire any of the foregoing, or (c) make any payment of any management, service or related or similar fee outside of the ordinary course of business to any Person.

7.5         Transactions with Affiliates

Except as otherwise expressly permitted by this Agreement, Borrower shall not, and shall not permit any Material Subsidiary to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise enter into or consummate any transaction of any kind with any of its Affiliates other than: (a) salary, bonus, or the grant or issuance of other compensation and employment arrangements with directors or employees in the ordinary course of business and on customary market terms, (b) other transactions and payments entered into by and between Borrower and one or more of its Affiliates that reflect and constitute transactions and payments in the ordinary course of business for each party and are on overall terms at least as favorable to Borrower as would be the case in an arm’s length transaction between unrelated parties of equal bargaining power, and (c) the Intercompany Loan.

7.6         Charter Documents; Fiscal Year; Dissolution

Borrower shall not, and shall not permit any Material Subsidiary to, (a) amend, modify, restate or change its articles of formation or operating agreement or similar charter documents in a manner that would be adverse to any Lender, (b) change its state of organization or change its organizational name, (c) change its fiscal year, or (d) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing.  Borrower shall not permit any Subsidiary that is not a Material Subsidiary to own any assets or engage in any business.

7.7         Transfer of Assets

Borrower shall not, and shall not permit any Material Subsidiary to, sell, lease, transfer, pledge, assign or otherwise dispose of (or agree to sell, lease, transfer, pledge, assign or otherwise dispose of), by merger or otherwise, any asset or any interest therein (including any equity interests of a Subsidiary), other than in the ordinary course of business.

7.8         Payment on Indebtedness and Other Obligations.

Borrower shall not, and shall not permit any Material Subsidiary to make any voluntary prepayment, purchase or redemption of any part or all of any Indebtedness for borrowed money.

VIII.     EVENTS OF DEFAULT

The occurrence and continuance of any one or more of the following shall constitute an “Event of Default”:

(a)           Borrower shall fail to pay when due any principal, interest, fee or other amount under this Agreement or any other Loan Document;

(b)           any representation, statement or warranty made or deemed made by a Borrower or any Guarantor in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect) except those made as of a specific date shall be true and correct as of such date;

(c)           Borrower shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, or any event of default occurs under, any Loan Document and such violation, breach, default, event of default or failure shall not be cured within the applicable period set forth in the applicable Loan Document; provided that, with respect to the affirmative covenants set forth in Articles IV and VI hereof (other than Sections 4.1(b), 4.1(i), 6.1, 6.2(b)(ii), 6.3, and 6.5, hereof for which there shall be no cure period), there shall be a twenty (20) calendar day cure period commencing from the earlier of (i) receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any authorized officer thereof knew or became aware, or should reasonably have known or been aware, of such failure, violation, breach or default;

(d)           Borrower or Del shall be enjoined from conducting its business or operations;

(e)           Any material damage to or loss, theft or destruction of the Collateral, whether or not insured or insurable in an amount in excess of $200,000;

(f)            any of the Loan Documents ceases to be in full force and effect;

(g)           one or more judgments or decrees is rendered against Borrower or any Material Subsidiary in an amount in excess of $200,000 in the aggregate (excluding judgments to the extent covered by insurance of such Person), which is/are not satisfied, stayed, fully bonded, vacated or discharged of record within thirty (30) calendar days of being rendered;

(h)           except with respect to existing events of default set forth on Schedule VIII(h) attached hereto, (i) any default or breach occurs, which is not cured within any applicable grace or cure period or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of Borrower or any Material Subsidiary in excess of $200,000 in the aggregate, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which Borrower is a party or to which any of their properties or assets are subject or bound under or pursuant to which any Indebtedness in excess of $200,000 in the aggregate was issued, created, assumed, guaranteed or secured and such default or breach continues for more than any applicable grace period or permits the holder of any such Indebtedness to accelerate the maturity thereof, or (ii) any Indebtedness of Borrower or any Material Subsidiary in excess of $200,000 in the aggregate is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness in excess of $200,000 in the aggregate (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof;

(i)            Borrower or any Material Subsidiary shall (i) file a petition under any insolvency statute, (ii) make a general assignment for the benefit of its creditors, (iii) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or (vi) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;

(j)            (i) A court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of Borrower or any Material Subsidiary or the whole or any substantial part of any such Person’s properties, which shall continue unstayed and in effect for a period of thirty (30) calendar days, (B) shall approve a petition filed against Borrower or any Material Subsidiary seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other applicable law or statute, which is not dismissed within thirty (30) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of Borrower or any Material Subsidiary or of the whole or any substantial part of any such Person’s properties, which is not irrevocably relinquished within thirty (30) calendar days, or (ii) there is commenced against Borrower or any Material Subsidiary or any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, which (A) is not unconditionally dismissed within thirty (30) calendar days after the date of commencement, or (B) is with respect to which Borrower or any Material Subsidiary takes any action to indicate its approval of or consent;

(k)           the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment against Borrower any Material Subsidiary or any of their property or assets that exceeds $200,000 individually or in the aggregate, in each case which is/are not satisfied, stayed, vacated, dismissed or discharged within thirty (30) calendar days of being issued or executed;

(l)            a Change of Control has occurred; or

(m)          any Lien or security interest in favor of Agent created under any of the Loan Documents ceases to be valid or enforceable for any reason;

then, and in any such event, notwithstanding any other provision of any Loan Document, the Agent shall solely at the request of or with the consent of the Required Lenders may, by notice to Borrower (i) terminate Lenders’ obligations hereunder, whereupon the same shall immediately terminate, and (ii) declare the Loan and/or Notes, all accrued and unpaid interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(i) or Section 8(j) hereof, in which event all of the foregoing shall automatically and without further act by the Required Lenders be due and payable and Lenders’ obligations hereunder shall terminate); in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

IX.        RIGHTS AND REMEDIES AFTER DEFAULT

9.1         Rights and Remedies

(a)           In addition to the acceleration provisions set forth in Article VIII hereof, upon the occurrence and continuation of an Event of Default and upon ten (10) Business Days notice to Borrower, Agent, on behalf of the Lenders, solely at the request of the Required Lenders in compliance with Section 10.11 shall have the right to exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity.  Notwithstanding any provision of any Loan Document, Agent, on behalf of the Lenders, shall have the right, at any time that Borrower fails to do so, and from time to time, without prior notice, but solely at the request of the Required Lenders, to pay for the performance of any of the Obligations unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items.  Such expenses and advances shall be added to the Obligations until reimbursed to Lenders, and such payments by Agent shall not be construed as a waiver by Lenders of any Event of Default or any other rights or remedies of Lenders.

9.2         Application of Proceeds

In addition to any other rights, options and remedies Agent has under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting or selling upon exercise of its remedies hereunder upon the occurrence and continuation of an Event of Default shall be applied in the following order of priority:  (i) first, to the payment of all costs and expenses of such collection, and all other payments that Agent (in such capacity) may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith); (ii) second, to the payment of all other Obligations pro rata among Lenders until all such Obligations are paid in full, and (iii) third, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any, of the other items referred to in this Section 9.2.

9.3         Rights and Remedies not Exclusive

The Required Lenders shall have the right in their sole discretion to determine which rights, Liens and/or remedies Agent may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lenders’ rights, Liens or remedies under any Loan Document, applicable law or equity.  The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Agent, for the benefit of the Lenders, described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent or Lenders otherwise may have.  The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X.         AGENT PROVISIONS

10.1       Appointment of Agent.

Each Lender hereby designates Bzinfin S.A. as Agent to act as herein specified.  Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Except as otherwise provided herein, Agent shall hold all Collateral and all fees, charges and expenses received pursuant to this Agreement or any of the other Loan Documents for the benefit of the Lenders.  Agent may perform any of its duties hereunder by or through agents or third parties and Borrower agrees to pay the reasonable fees, costs and expenses of such agents or third parties in connection with the performance of Agent’s duties hereunder.  The provisions of this Section 10 are solely for the benefit of Agent and Lenders, and neither Borrower nor any Guarantor shall have any rights as third party beneficiaries of any of the provisions of this Section 10.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower.

10.2       Nature of Duties of Agent.

Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement and the other Loan Documents.  Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct.  The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement or the other Loan Documents a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the other Loan Documents except as expressly set forth herein.

10.3       Lack of Reliance on Agent.

(a)           Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Borrower, Guarantor and any other Lender in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Borrower, Guarantor and any other Lender, and, except as expressly provided in this Agreement, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loan or at any time or times thereafter.

(b)           Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement, any of the other Loan Documents or any notes or the financial or other condition of Borrower or any Guarantor.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the other Loan Documents, or the financial condition of Borrower or any Guarantor, or the existence or possible existence of any Event of Default.

10.4       Certain Rights of Agent.

Agent shall have the right to request instructions from the Required Lenders by notice to each such Lender.  If Agent shall request instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders, and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.  Any action taken by Agent or Required Lenders hereunder, or the failure of Agent or Required Lenders to take any action hereunder, shall be binding on each of Lenders.

10.5       Reliance by Agent.

Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any of the other Loan Documents or any instrument, document or communication furnished pursuant hereto or thereto or in connection herewith or therewith.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telecopier message, electronic mail or other documentary or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person.  Agent may consult with legal counsel (including counsel for Borrower with respect to matters concerning Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

10.6       Indemnification of Agent.

To the extent Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent, in proportion to its Commitment Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any other Loan Document; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnities and cease to do, or not commence, the acts to be indemnified against, even if so directed by Required Lenders until such additional indemnification is provided.  The obligations of Lenders under this Section 10.6 shall survive the payment in full of the Obligations and the termination of this Agreement.

10.7       Agent in its Individual Capacity.

With respect to the Loan made by it pursuant hereto, Bzinfin or any subsequent Agent shall have the same rights and powers hereunder as any other Lender or holder of a note or participation interest and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders,” “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Bzinfin or any subsequent Agent in its individual capacity.  Agent may lend money to, acquire equity interests in, and generally engage in any business with Borrower, any Subsidiary or any Affiliate of any of the foregoing as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower and Guarantor for services in connection with this Agreement and otherwise without having to account for the same to Lenders, to the extent such activities are not in contravention of the terms of this Agreement.

10.8       Holders of Notes.

Agent may deem and treat the payee of any promissory note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any promissory note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such promissory note or of any promissory note or notes issued in exchange therefore.

10.9       Successor Agent.

(a)           Agent may, upon ten (10) Business Days’ notice to Lenders and Borrower, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this Section 10.9) by giving written notice thereof to Lenders and Borrower.  Upon any such resignation, the Required Lenders shall have the right, upon five (5) days’ notice, to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders and accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then, upon five (5) days’ notice, the retiring Agent may, on behalf of Lenders appoint a successor Agent.

(b)           Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

10.10    Collateral Matters.

(a)           Each Lender authorizes and directs Agent to enter into the other Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders (or Agent at the direction of the Required Lenders) in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders.  Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or other Loan Documents which may be necessary to perfect and maintain as perfected and first priority (subject only to Permitted Liens) the Security Interest and Lien upon the Collateral granted pursuant to this Agreement and the other Loan Documents.

(b)           Agent will not, without the consent of the Required Lenders, execute any release of Agent’s security interest in substantially all of the Collateral except for releases relating to dispositions of Collateral (x) permitted by this Agreement and (y) in connection with the repayment in full of all of the Obligations by Borrower and the termination of all obligations of Agent and the Lenders under this Agreement and the other Loan Documents.  Agent shall not be required to execute any such release on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty.  In the event of any sale, transfer or foreclosure of any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(c)           To the extent, pursuant to the provisions of this Section 10.10, Agent’s execution of a release is required to release its Lien upon any sale and transfer of Collateral which is permitted under this Agreement or consented to in writing by the Required Lenders, and upon at least three (3) Business Days’ prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon the Collateral that was sold or transferred.

(d)           Agent shall have no obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by Borrower or any Guarantor or protected or insured or that the Liens granted to Agent herein have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 10.10 or in any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

(e)           In the event that any Lender receives any proceeds of any Collateral or other payments from the Borrower or any of its Subsidiaries with respect to the Obligations, including by setoff or otherwise, in an amount in excess of such Lender’s Commitment Percentage of such proceeds, such Lender shall purchase for cash (and other Lenders shall sell) interests in each of such other Lender’s Commitment Percentage as would be necessary to cause all Lenders to share the amount so set off or otherwise received with each other Lender in accordance with their respective Commitment Percentages.  No Lender shall exercise any right of set off without the prior written consent of the Required Lenders and in all cases such right of setoff shall be subject to this Section 10.10(e).

10.11     Actions with Respect to Defaults.

Agent shall take such action with respect to an Event of Default as shall be directed by the Required Lenders.  Neither Agent nor any Lender shall have any right individually to enforce or seek to enforce this Agreement or any other Loan Document, or to accelerate the payment date of the Obligations, or to realize upon any Collateral, unless instructed to do so by the Required Lenders.

10.12     Demand.

If an Event of Default has occurred and is continuing, Agent shall make demand for repayment by Borrower and/or Guarantor of all Obligations owing by Borrower upon the written request of the Required Lenders.

XI.         WAIVERS AND JUDICIAL PROCEEDINGS

11.1       Waivers

Except as expressly provided for herein, and to the extent permitted by applicable law, Borrower hereby waives set off, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document.

11.2       Delay; No Waiver of Defaults

No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Agent’s or any Lender’s part in enforcing any such provision shall affect the liability of Borrower or operate as a waiver of such provision or affect the liability of Borrower or preclude any other or further exercise of such provision.  No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver.

11.3       Jury Waiver

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

11.4       Amendment and Waivers

No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (a) unless in writing and signed by each Lender directly affected thereby, do any of the following: (i) increase the amount or extend the expiration date of any Lender’s Commitment, (ii) reduce the principal of, or interest on, the Loan or other amounts payable hereunder, or (iii) postpone any date fixed for any payment of principal of, or interest on, the Loan or other amounts payable hereunder; (b) unless in writing and signed by all of the Lenders, do any of the following: (i) change the Commitment Percentage of any Lender or of the aggregate unpaid principal amount of the Loan, or the number of Lenders that shall be required for the Lenders or any of them to take any action hereunder, (ii) release all or substantially all of the Collateral or release any Guarantor from its obligations under the Guarantee and Collateral Agreement, (iii) amend this Section 11.4 or the definition of “Required Lenders”, or (iv) release Borrower from all of its obligations hereunder; or (c) unless in writing and signed by the Agent (in addition to the Lenders required above to take such action), as applicable, amend, modify or waive any provision of Section 10 hereof or affect the rights or duties of the Agent under this Agreement or any other Loan Document.

11.5       Waivers of Claims; Consequential and Punitive Damages

Each party to this Agreement hereby waives to the fullest extent permitted by law all claims to consequential and punitive damages in any lawsuit or other legal action brought by any of them against any other of them in respect of any claim between them arising under this Agreement, the other Loan Documents, or any other agreement or agreements between them at any time, including any such agreements, whether written or oral, made or alleged to have been made at any time prior to the date hereof, and all agreements made hereafter or otherwise, and any and all claims arising under common law or under any statute of any state or the United States of America, whether any such claims be now existing or hereafter arising, now known or unknown.  This waiver of claims for consequential damages and punitive damages is a material element of the consideration for this Agreement.

11.6       No Third Party Beneficiaries

There shall be no third-party beneficiaries of this Agreement, except as contemplated by Section 13.4.

XII.       EFFECTIVE DATE AND TERMINATION

12.1       Effectiveness and Termination

Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Agent’s or any Lender’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations have been fully performed and indefeasibly paid in cash in full.

12.2       Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the making and funding of the Loan and any termination of this Agreement until all Obligations are fully performed and irrevocably paid in full in cash.  The obligations and provisions of Sections 10.6, 11.1, 11.3, 12.1, 12.2, 13.3, 13.4, 13.7, 13.9 and 13.11 hereof shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.

XIII.      MISCELLANEOUS

13.1       Governing Law; Jurisdiction; Service of Process; Venue

The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to its choice of law provisions.  Any judicial proceeding against Borrower, Agent or any Lender with respect to the Obligations, any Loan Document or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of New York.  By execution and delivery of each Loan Document to which it is a party, Borrower (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 13.5 hereof, and (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue, convenience or forum non conveniens in the aforesaid courts.  Any judicial proceedings against Agent or any Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of New York.  Nothing shall affect the right of any Lender to serve process in any manner permitted by law or shall limit the right of any Lender to bring proceedings against Borrower in the courts of any other jurisdiction having jurisdiction.

13.2       Successors and Assigns; Assignments

(a)           Any Lender may sell, assign, transfer or negotiate its rights and obligations under this Agreement and the other Loan Documents, in whole or in part at any time (i) to any Affiliate of Lender without notice to or consent of Borrower or any other Person and (ii) upon the giving of notice to Agent and Borrower, to any other Person (other than Borrower and any Guarantor).  Borrower agrees to execute any additional or replacement Notes requested by any Lender to further document any such sale, assignment, transfer or negotiation.  Any assignee or transferee of any Lender’s rights and/or obligations shall be entitled to the full benefit of this Agreement to the same extent as if it were an original party in respect of the rights or obligations assigned or transferred to it.

(b)           Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower and any Guarantor) in all or any part of its portion of the Loan.

(c)           Borrower shall not assign its rights or obligations under this Agreement.  This Agreement shall be binding upon and inure to the benefit of the respective heirs, successors and permitted assigns of all the parties to this Agreement.  Lenders may disclose to an assignee permitted by this Agreement such information about the Borrower and the Loan Documents as it may deem appropriate.

13.3       Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent or any Lender and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent or any Lender.  Except as specifically provided in this Agreement, any payments with respect to the Obligations received shall be credited and applied in such manner and order as the Lenders shall decide in their sole discretion.

13.4       Indemnity

Borrower hereby agrees to indemnify, defend and hold harmless Agent and each Lender and its officers, directors, employees, agents, representatives, successors, affiliates and assigns (each, an “Indemnified Person”) in connection with any losses, claims, damages, liabilities, obligations, penalties, actions, suits, costs, charges and expenses, including reasonable attorneys’ fees, (i) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Document, or the transactions contemplated hereby or thereby, and with respect to any investigation, litigation or proceeding (including any bankruptcy, insolvency or appellate proceeding) related to this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or the use of the proceeds of the Loan, whether or not any Indemnified Party is a party thereto and (ii) which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation, or proceeding (including any bankruptcy or insolvency proceeding) or any action taken by any Person, with respect to any environmental claim or suit arising out of or related to any property of Borrower (all of the foregoing, the “Indemnified Liabilities”).  Notwithstanding the foregoing, Borrower shall have no obligation to any Indemnified Person for any Indemnified Liabilities to the extent arising from the gross negligence or willful misconduct of such Indemnified Person as determined in a final, non-appealable decision of a court of competent jurisdiction.

13.5       Notice

Any notices and communications under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature hereto, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 13.5 hereof.  Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”):  (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, (iii) facsimile upon telephone communication from the recipient acknowledging receipt, or (iv) electronic transmission of notices and communications during normal business hours upon further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient).

13.6       Severability; Captions; Counterparts; Facsimile Signatures

If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible.  The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents.  The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts.  Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

13.7       Expenses

Borrower shall be responsible for, and agree to pay, all reasonable costs and expenses incurred by Lenders, including, without limitation, due diligence, transportation, computer, duplication, appraisal, audit (including per diems), insurance, consultant, search, filing and recording fees and all other reasonable out-of-pocket expenses incurred by the Lenders (including the reasonable fees and expenses of counsel, accountants and other professionals and advisors to each of the Lenders), as well as all reasonable expenses of the Lenders in connection with the restructuring of the Borrower, the Chapter 11 Case, and the negotiation, administration, monitoring and enforcement of the Loan Documents and/or any related agreements, documents or instruments.  Such costs and expenses shall be deemed part of the Obligations and shall not be payable until the earlier of the date (x) the Agent or the Required Lenders deliver to the Borrower a notice of an Event of Default and declare the Obligations due and payable (in accordance with the requirements set forth in this Agreement) or (y) the Obligations are repaid with borrowings under the DIP Credit Facility.

13.8       Entire Agreement

This Agreement and the other Loan Documents constitute the entire agreement between Borrower, Agent and Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower, Agent and Lenders as appropriate.

13.9       Set Off

In addition to any rights and remedies now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, to the fullest extent permitted by law, with reasonably prompt subsequent notice to Borrower or to any other Person (any prior or contemporaneous notice being hereby expressly waived), subject to Section 10.10(e) hereof, to set off and to appropriate and to apply any and all (a) balances (general or special, time or demand, provisional or final) held by such Lender or such holder for the account of Borrower (regardless of whether such balances are then due to Borrower), and (b) other property at any time held or owing by such Lender or such holder to or for the credit or for the account of Borrower, against and on account of any of the Obligations which are not paid when due; provided, however, that the failure to give notice to Borrower or to any other Person shall not affect the validity of such set-off and application.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties has executed this Loan Agreement as of the date first written above.

BORROWER:		ENER1, INC.

	By:	/s/ Alex Sorokin
Name: Alex Sorokin
Title: CEO

Address:

Address:

1540 Broadway
New York, NY 10036
Attn.:
Fax:

AGENT:		BZINFIN S.A.

	By:	/s/ Patrick T. Bittel
Name: Patrick T. Bittel
Title: Attorney-in-Fact

Address:

Avocat
Budin & Associés
20, Rue Jean Sénebier
CP 166
1211 Genève 12
Tél: 022 818 08 08
Fax: 022 818 08 15
Email: patrick.bittel@budin.ch

LENDERS:	BZINFIN S.A.

	By:	/s/ Patrick T. Bittel
Name: Patrick T. Bittel
Title: Attorney-in-Fact

Address:

Avocat
Budin & Associés
20, Rue Jean Sénebier
CP 166
1211 Genève 12
Tél: 022 818 08 08
Fax: 022 818 08 15
Email: patrick.bittel@budin.ch

LIBERTY HARBOR SPECIAL INVESTMENTS, LLC

By: GOLDMAN SACHS ASSET MANAGEMENT, L.P.

/s/ Brendan McGovern
Name: Brendan McGovern
Title: Vice President

Address:

200 West Street
New York, New York 10282
Attn.: Brendan McGovern
Fax: 646-835-3510

GOLDMAN SACHS PALMETTO STATE CREDIT FUND, L.P.

By: GOLDMAN SACHS ASSET MANAGEMENT, L.P.

/s/ Brendan McGovern
Name: Brendan McGovern
Title: Vice President

Address:

200 West Street
New York, New York 10282
Attn.: Brendan McGovern
Fax: 646-835-3510

EXHIBIT A

DEFINITIONS

“Affiliate” or “affiliate” shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of ten percent (10%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person.  For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

“Agreement” shall have the meaning assigned to it in the introductory paragraph hereof.

“Applicable Margin” shall mean seven percent (7.00%) per annum.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York.

“Budget” shall mean Borrower’s four (4) week cash flow budget showing projected operating disbursements, payroll disbursements, non-operating disbursements and cash balances (with detail as to sources of cash receipts and identification of cash disbursements) delivered to Lenders pursuant to this Agreement, covering the period commencing on November 16, 2011 and ending on December 2, 2011.  The Budget shall be substantially in the form of Exhibit D attached hereto, with such modifications (if any) agreed to by the Required Lenders in their reasonable discretion.

“Business” shall mean the business engaged in by Borrower and its Subsidiaries on the Closing Date.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a “capital lease” on the balance sheet of such Person in accordance with GAAP.

“Capital Lease Obligation” shall mean all obligations of a Person under Capital Leases, in each case taken at the amount thereof accounted for as a liability in accordance with GAAP.

“Change in Control” shall mean any of the following events:  (i) if the power to direct or cause the election of a majority of Borrower’s Board of Directors or equivalent governing body, is, after the Closing Date, transferred to, or acquired by, a Person (or related Persons) who did not possess such power prior to the Closing Date, or (ii) all or substantially all of the assets of Borrower, or Borrower and its Material Subsidiaries taken as a whole, is acquired by any Person or Persons.

“Chapter 11 Case” means the voluntary prenegotiated or prepackaged chapter 11 case under the Bankruptcy Code that may be commenced by Borrower in the Bankruptcy Court.

“Closing Date” shall mean the date of this Agreement.

“Commitment” shall mean, as to any Lender, such Lender’s commitment to make the loan under this Agreement.

“Commitment Percentage” shall mean, as to any Lender, (i) on the Closing Date, the percentage set forth opposite such Lender’s name on Schedule 2.1 attached hereto and (ii) on any date following the Closing Date, the percentage equal to the principal amount of the Loan held by such Lender on such date divided by the aggregate principal amount of the Loan on such date.

“Consent, Waiver and Acknowledgement of Existing Creditors” shall mean the Consent, Waiver and Acknowledgement of Bzinfin, S.A. and the holders of Borrower’s 8.25% Senior Unsecured Notes due July 1, 2013, whereby the parties thereto shall (i) consent to the incurrence of the Obligations under this Agreement by Borrower, and (2) acknowledge that the Obligations under this Agreement shall not be subject to the terms and conditions of that certain Subordination Agreement dated September 12, 2011 by and between Bzinfin, S.A. and the holders of Borrower’s 8.25% Senior Unsecured Notes due July 1, 2013.

“Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intending to guaranty any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

2

“Copyrights” shall mean, as to any Person, all of such Person’s now existing or hereafter acquired right, title, and interest in and to: (i) copyrights, rights and interests in copyrights, works protectable by copyright, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and (ii) all renewals of any of the foregoing.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

“Default Rate” shall have the meaning assigned to it in Section 2.2 of this Agreement.

“Del” shall mean EnerDel, Inc., a Delaware corporation.

“DIP Credit Facility” shall mean the debtor-in-possession credit facility to be made by Bzinfin in favor of the Borrower in the Chapter 11 Case on substantially the terms set forth in Exhibit C attached hereto, or another debtor-in-possession credit facility incurred by the Borrower in the Chapter 11 Case which is reasonably acceptable to the Required Lenders.

“DIP Offer Notice” shall have the meaning assigned to it in Section 2.6 of this Agreement.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Environmental Laws” shall mean, collectively and each individually, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other “Superfund” or “Superlien” law and all other federal, state and local and foreign environmental, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, in each case, as amended, and the legally-binding rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

3

“Event of Default” shall mean the occurrence of any event set forth in Article VIII of this Agreement.

“Final Financing Order” shall mean a financing order entered by the Bankruptcy Court in the Bankruptcy Case approving the DIP Credit Facility on a final basis, which order shall be reasonably acceptable to the Required Lenders in form and substance.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms, or the equivalent standard in foreign jurisdictions applicable to any of Borrower’s Subsidiaries with a jurisdiction of formation outside the United States.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Guarantor” shall mean Del and each of Borrower’s other direct domestic Material Subsidiaries listed on Schedule 2.2 attached hereto.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement executed by Borrower and each Guarantor in favor of Agent, for the benefit of Lenders, guaranteeing and securing the obligations of Borrower hereunder and each Guarantor thereunder, in form and substance reasonably satisfactory to the Required Lenders.

“Hazardous Substances” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes or hazardous or toxic substances as defined in or subject to any applicable Environmental Law.

“Indebtedness” of any Person shall mean, without duplication, (a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the balance sheet of such Person as of the date as of which Indebtedness is to be determined (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business that are not past due and which are classified as short term liabilities in accordance with GAAP), including any lease which, in accordance with GAAP would constitute indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) reimbursement obligations in respect of letters of credit issued for the account of such Person, (d) Capital Lease Obligations and the principal portion of synthetic leases, (e) Contingent Obligations of such Person, (f) interest rate protection agreements and (g) all of the foregoing of any partnership or joint venture to the extent such Person is legally obligated therefor.

4

“Intellectual Property” shall mean all present and future:  trade secrets, know-how and other proprietary information; Trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; Copyrights (including Copyrights for computer programs) and all tangible and intangible property embodying the Copyrights, unpatented inventions (whether or not patentable); Patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercompany Loan” shall mean the intercompany loan to be made by Borrower in favor of Del on or about the Closing Date in an amount not to exceed $4,500,000, which loan shall be assigned to Agent, for the benefit of Lenders.

“Interest Payment Date” shall mean the last day of each Interest Period and the Repayment Date.

“Interest Period” shall mean, with respect to any Loan bearing interest at LIBOR, initially the period commencing on the Closing Date and ending one month thereafter and thereafter, each period commencing on the last day of the next preceding Interest Period and ending one month; provided, that if any Interest Period for a LIBOR Loan would otherwise end on a day which is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding LIBOR Business Day.

“Interim Financing Order” shall mean an interim financing order entered by the Bankruptcy Court in the Bankruptcy Case approving the DIP Credit Facility on an interim basis, which order shall be reasonably acceptable to the Required Lenders in form and substance.

“LIBOR” shall mean, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the higher of (i) one and one-half percent (1.50%) per annum and (ii) the rate of interest which is published as the “London interbank offered rate” for deposits with an interest period of one month posted on the Money Rates page of the Market Data section of The Wall Street Journal.  If The Wall Street Journal does not publish the LIBOR or Agent determines in good faith that the rate so published no longer accurately reflects the rate available to Agent in the London Interbank Market or if such rate no longer exists or no longer accurately reflects the rate available to Agent in the London Interbank Market, Agent may in consultation with Lenders and Borrower select a replacement rate or replacement source, as the case may be.

5

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, transfer or other restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“LIBOR Business Day” shall mean a day which is a Business Day and on which dealings in Dollar deposits may be carried out in the London Interbank Market.

“Loan” shall have the meaning set forth in Section 2.1 of this Agreement.

“Loan Documents” shall mean, collectively and each individually, this Agreement, the Notes, the Security Documents and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Lender in connection with any of the foregoing or the Loan, as the same may be amended, modified or supplemented from time to time.

“Material Adverse Effect” or “Material Adverse Change” shall mean any event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which (i) has, had or could reasonably be expected to have any material adverse effect upon or change in the validity or enforceability of any Loan Document or the “Collateral” (as such term is defined in any of the Security Documents or the Guarantor Security Documents), (ii) has been or could reasonably be expected to be material and adverse to the business, operations, properties, assets, liabilities or condition of Borrower and its Material Subsidiaries, taken as a whole, or (iii) has materially impaired or could reasonably be expected to materially impair the ability of Borrower or any Guarantor to perform its obligations or to consummate the transactions under any of the Loan Documents to which it is a party.

“Material Subsidiary” shall mean all Subsidiaries of Borrower except EnerDel Japan, Inc., a Japanese corporation, Ener1 Battery Company, a Florida corporation, Ener1 Europe, S.A.S., a French corporation, Ener1 Russia, a Russian corporation, and Boca Research International, Inc.

“Maturity Date” shall mean December 23, 2011.

“Note(s)” shall have the meaning set forth in Section 2.1 of this Agreement.

“Obligations” shall mean all present and future obligations, Indebtedness and liabilities of Borrower to Lender at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or otherwise relating to the Loan including, without limitation, interest, all applicable fees, charges and expenses and/or all amounts paid or advanced by Lenders on behalf of or for the benefit of Borrower or any Guarantor for any reason at any time, including in each case obligations of performance as well as obligations of payment, and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.

6

“Patents” shall mean, with respect to any Person, all of such Person’s now existing or hereafter acquired right, title and interest in and to: (i) all patents, patent applications, inventions, invention disclosures and improvements, and all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; and (ii) the reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing.

“Patent Security Agreement” shall mean the Patent Security Agreement executed by Borrower and Guarantors in favor of Agent, for the benefit of Lenders.

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations and approvals.

“Permitted Indebtedness” shall mean Indebtedness of Borrower permitted under Section 7.1 of this Agreement.

“Permitted Liens” shall mean Liens of Borrower permitted under Section 7.2 of this Agreement.

“Permitted Variance” shall have the meaning set forth in Section 6.1 of this Agreement.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

 “Repayment Date” shall mean the earliest of (i) Agent or Required Lenders’ demand of payment of amounts outstanding under the Loan Documents and other Obligations upon the occurrence and during the continuance of an Event of Default, (ii) the date of acceleration of the Obligations pursuant to Section 8(i) or Section 8(j) hereof, (iii) to the extent that the Interim Financing Order permits payment of the Obligations, then upon the initial borrowing under the DIP Credit Facility, (iv) the first Business Day following entry of the Final Financing Order in the Bankruptcy Case, and (v) the Maturity Date.

“Required Lenders” shall mean Lenders holding at least sixty-six and two-thirds percent (66.2/3%) of the Commitment Percentages.

“ROFO Notice Period” shall have the meaning assigned to it in Section 2.6 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Guarantee and Collateral Agreement, the Patent Security Agreement, the Trademark Security Agreement and any other security document entered into to secure the Obligations of Borrower or the Guarantors under the Loan Documents.

7

“Subsidiary” shall mean, (i) as to Borrower, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by Borrower or one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person’s Subsidiaries.

“Trademark Security Agreement” shall mean the Trademark Security Agreement executed by Borrower and Guarantors in favor of Agent, for the benefit of Lenders.

“Trademarks” shall mean, with respect to any Person, all of such Person’s now existing or hereafter acquired right, title, and interest in and to: (i) all of Borrower’s trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, designs, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country; and (ii) all renewals thereof.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

8

EXHIBIT B

FORM OF NOTE

NOTE

$[__________]	November 16, 2011

FOR VALUE RECEIVED, ENER1, INC., a Florida corporation (“Borrower”), hereby promises to pay to the order of [_________________________] (“Lender”), on the Repayment Date (as defined in the Loan Agreement referred to below), in lawful money of the United States of America and in immediately available funds, the principal sum of [_________________________________] ($____________]), together with unpaid interest on the unpaid principal balance of this Note, payable at the same rate provided for and applicable to the “Loan” as defined in that certain Loan Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among ENER1, INC., a Florida corporation (“Borrower”), Bzinfin S.A. (“Bzinfin”), Liberty Harbor Special Investments, LLC (“LHSI”) and Goldman Sachs Palmetto State Credit Fund, L.P. (“GSPSCF”, together with LHSA and Bzinfin, each a “Lender” and collectively, the “Lenders”), and Bzinfin, as agent (“Agent”) for the Lenders.

The holder of this Note is authorized to record in its books and records, the date and principal amount of the loan evidenced hereby, the date and amount of each payment or prepayment of principal thereof and the interest rate with respect thereto.  Such recordation shall constitute prima facie evidence of the accuracy of the information endorsed, provided that the failure of Lender to make such recordation shall not affect the obligations of Borrower hereunder.

This note is one of the Notes referred to in the Loan Agreement and is entitled to the benefits thereof.  This Note is secured by the collateral described in the Security Documents referred to in the Loan Agreement.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds to Lender, by wire transfer in immediately available funds to such account as may be indicated in writing by Lender to Borrower or at such other place as shall be designated in writing to Borrower for such purpose.

Upon the occurrence and during the continuance of an Event of Default under and as defined in the Loan Agreement, the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner provided in the Loan Agreement.

No reference herein to the Loan Agreement and no provision of this Note or any other agreement shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective time, and in the currency herein prescribed, without any deduction for set-off, recoupment or counterclaim of any kind.

Borrower promises to pay all reasonable costs and expenses, including reasonable attorneys’ fees incurred in the collection and enforcement of this Note.  Borrower hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

ii

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

ENER1, INC.

By:
Name:

Title:

[Signature Page to Note]

iii

EXHIBIT C

DIP CREDIT FACILITY TERM SHEET

CERTAIN TERMS OF DEBTOR-IN-POSSESSION CREDIT FACILITY

This Term Sheet is not intended to be and should not be construed as an offer, commitment or agreement to enter into an agreement to or to provide debtor-in-possession financing.  This Term Sheet is intended only to be indicative of certain terms and conditions around which a debtor-in-possession credit facility and related agreements may be structured, and shall not preclude negotiations within the general scope of these terms and conditions.  Neither the DIP Lender nor any of its affiliates shall have any obligation to commence or thereafter continue any negotiations to enter into any definitive agreement, and no person or entity should rely on an eventual formation of any agreement. The foregoing shall apply to this Term Sheet, as well as to any prior and subsequent communications between the Debtor and/or its affiliates and representatives and the DIP Lender and/or its affiliates and representatives with respect to the debtor-in-possession credit facility and related documents, and only a definitive and duly executed agreement shall be binding.

Debtor:
Ener1, Inc., a Florida corporation (“Ener1” and the “Debtor”),  in its capacity as a debtor and debtor-in-possession in a voluntary prenegotiated or prepackaged Chapter 11 case to be filed under Chapter 11 of the United States Bankruptcy Code (the “Case”) with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

DIP Lender:	Bzinfin S.A. or an affiliate thereof (the “DIP Lender”).
Lock Up and Plan Support Agreement:
Prior to commencing the Case and among other conditions precedent to the DIP Lender providing the DIP Facility (as defined below), the Debtor, the DIP Lender, the holders of all of Ener1’s outstanding 8.25% senior unsecured notes (collectively, the “Note Holders”), Itochu Corporation and other key creditor constituencies of the Debtors shall enter into a lock up and plan support agreement (the “Plan Support Agreement”) specifying the material terms and conditions of a Chapter 11 plan of reorganization for the Debtor and providing that all signatories to the Plan Support Agreement support and pursue confirmation of such Chapter 11 plan of reorganization.  Notwithstanding anything to the contrary set forth in that certain Subordination Agreement dated September 12, 2011 (the “Subordination Agreement”), Bzinfin S.A. and the Note Holders agree that the DIP Facility (as defined below) shall not be subject to the Subordination Agreement.

DIP Facility:	Up to a US$20,000,000 Debtor-In-Possession credit facility (the “DIP Facility”).
DIP Facility Advances:
Advances under the DIP Facility (“Loan Advances”) are to be used in accordance with the Use of Proceeds section hereof and the DIP Orders (as defined below).

An amount up to approximately [______________________] ($_____________)] (the “Interim DIP Availability”) and approved by the Bankruptcy Court in the interim order (the “Interim DIP Order”), shall be available during the period from the date of entry of the Interim DIP Order by the Bankruptcy Court through the date of entry of the final order by the Bankruptcy Court (the “Final DIP Order” and together with the Interim DIP Order, the “DIP Orders”).  Upon entry of the Final DIP Order the full amount of the DIP Facility shall be available to the Debtor pursuant to the terms and conditions of the DIP Orders.  The DIP Orders shall, in each case, approve the Loan Advances and the other obligations of the Debtor to the DIP Lender (collectively, the “DIP Obligations”), and the terms and conditions set forth herein, all in form and substance satisfactory to the DIP Lender in its reasonable discretion.

No Loan Advances shall be made if there is an Event of Default that has occurred and has not been cured or waived in writing.

Use of Proceeds:
Proceeds of the Loan Advances shall be used as follows: (i) to payoff DIP Facility costs, expenses, and all other payment amounts contemplated herein; (ii) to repay in full all amounts outstanding under the US$4,500,000 prepetition facility between the Debtor and lenders party thereto (including any adequate protection payments required in connection therewith), and (iii) for general working capital and operational expenses (including, without limitation, a carve-out for Bankruptcy Court approved professional fees and other administrative fees arising in the Case, post-petition inventory purchases and post-petition lease payments) in accordance with a weekly cash flow budget (the “Budget”) prepared by the Debtor, in form and substance reasonably acceptable to the DIP Lender and Goldman Sachs Asset Management, which is a Note Holder (“GSAM”), on a line-by-line basis, subject to a permitted variance on a cumulative, aggregate basis, measured on a monthly basis, to be agreed to by the Debtor, the DIP Lender and GSAM.

For the avoidance of doubt, none of the Loan Advances, in whole or in part, shall be used (i) to attack the validity, priority or enforceability of any of the claims of the DIP Lender, (ii) to research, review, analyze or investigate with respect to or in connection with any litigation, claim, objection or cause of action of any kind or nature whatsoever against the DIP Lender (whether or not arising from or related to pre-petition or post-petition acts, omissions or other conduct), or (iii) to file, prosecute or otherwise pursue any litigation, claim, objection or cause of action of any kind or nature whatsoever against the DIP Lender (whether or not arising from or related to pre-petition or post-petition liens,  acts, omissions or other conduct).

Assignment and Guaranty:
Debtor shall loan the proceeds from the DIP Facility to EnerDel, Inc., a Delaware corporation (“Del”), and shall direct Del to guaranty Debtor’s obligations to the DIP Lender under the DIP Facility (the “Del Guarantee Obligations”).  Debtor shall assign to the DIP Lender all of its rights under the loan made to Del.

Priority:
The DIP Obligations shall receive and be entitled to, pursuant to Section 364(c)(1) of the Bankruptcy Code, a super-priority administrative expense claim over all other costs and expenses of the kinds specified in, or ordered pursuant to, Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, or any other provisions of the Bankruptcy Code.

The superpriority claims granted as provided above to the DIP Lender shall be subject to a carve-out (the “Carve-Out”) which shall be comprised of the following: (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930(a) and (ii) after the DIP Lender delivers written notice that it is terminating the DIP Facility as a result of the occurrence of an Event of Default (the “Termination Date”), any fees or expenses incurred by the Debtor’s professionals for services rendered on or before the Termination Date that have been incurred but remain unpaid plus an additional [$1,000,000]; provided, however, that nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described above.

Collateral:
All obligations of the Debtor under the DIP Facility (the “DIP Facility Obligations”) shall be secured by (i) first-priority blanket liens and security interests on all assets of the Debtor (including all of the stock of the Debtor’s domestic subsidiaries (excluding any domestic subsidiary that is owned by a foreign subsidiary) [and 66% of the voting stock and 100% of the non-voting stock of the Debtor’s first-tier foreign subsidiaries)] and all of the intellectual property assets of the Debtor and its domestic operating subsidiaries (excluding any domestic subsidiary that is owned by a foreign subsidiary or Del) that are not subject to existing liens or security interests.  All Del Guarantee Obligations shall be secured by first-priority blanket liens and security interests on all assets of Del other than any (i) owned real property, (ii) right, title or interest in any leasehold or other non-fee simple interest in any real property or (iii) equipment assets financed with the Department of Energy funds.  All such assets securing the DIP Facility Obligations and the Del Guarantee Obligations are collectively referred to herein as the “Collateral.”

Guarantors:
The Debtor’s direct and indirect material operating subsidiaries (excluding foreign subsidiaries and any domestic subsidiary that is owned by a foreign subsidiary) (individually, a “Guarantor” and, collectively, the “Guarantors”) shall guarantee the DIP Facility Obligations.

Interest Rate:
LIBOR plus [seven percent (7%)] per annum, payable monthly in arrears calculated on the basis of actual days elapsed in a year of 360 days.  The default rate of interest on all outstanding Loan Advances shall be two percent (2%) higher than the rate otherwise payable.

Repayment:
The DIP Facility shall be non-amortizing and the Debtor shall have no obligation to repay the DIP Facility unless and until the earlier of (a) the conversion of the Cases to cases under Chapter 7; (b) the effective date of the Chapter 11 plan of reorganization; or (c) the date the DIP Lender delivers a notice of an Event of Default that has occurred and is continuing and declares the DIP Obligations to be due and payable.

Conversion Date:
On the effective date of the Chapter 11 plan of reorganization, the Debtor shall have the right to repay all DIP Obligations by issuing and distributing to the DIP Lender preferred shares of the reorganized Ener1.  Such preferred shares shall have such dividend, voting, redemption and conversion rights, liquidation preferences and other special rights as to be reasonably determined by the DIP Lender and the Debtor and specified in the Chapter 11 plan of reorganization (the “Preferred Stock”).

Other Terms and Conditions:
The DIP Facility shall contain usual and customary representations and warranties, affirmative and negative covenants, indemnities and such other terms and conditions as are typically included in debtor-in-possession facilities, all of which shall be reasonably acceptable to the Debtor, the DIP Lender and GSAM .

Events of Default:
Each of the following shall constitute an “Event of Default”:  (i) failure to pay any DIP Obligation when due under the DIP Facility; (ii) any material representation or warranty of the Debtor made in the DIP Facility found to be materially incorrect; (iii) material breach of any covenant (including any variance covenant); (iv) the Debtor or Del, being enjoined from conducting business; (v) material damage to or loss of assets of the Debtor or Del; (vi) failure to comply with the Budget (within agreed variances); (vii) conversion of the Case to a case under Chapter 7 of the Bankruptcy Code; (viii) dismissal of the Case; (ix) the appointment of a Chapter 11 trustee or an examiner with expanded powers; (x) the grant of any superpriority administrative expense claim or any lien which is pari pasu with or senior to those of the DIP Lender (other than the Carve Out); (xi) the Bankruptcy Court’s entry of an order granting relief from the automatic stay to permit foreclosure of security interests in assets of the Debtor of a value in excess of an amount to be agreed; (xii) failure of the Bankruptcy Court to enter, within 40 days following the entry of the Interim DIP Order, a Final DIP Order in form and substance reasonably satisfactory to the DIP Lender; (xiii) the filing or support by the Debtor of a plan which does not provide for the DIP Facility to be paid in cash or converted into Preferred Stock as provided above to which DIP Lender does not consent; (xiv) any reversal, revocation or modification without the consent of the DIP Lender (not to be unreasonably withheld) of either of the DIP Orders or any other order of the Bankruptcy Court materially adversely affecting the DIP Facility or the DIP Obligations; (xv) termination by the Debtor of the Plan Support Agreement in accordance with its terms (other than as a result of a breach of the terms thereof by the DIP Lender or its affiliates) without confirmation of the Chapter 11 plan of reorganization; and (xvi) such other standard defaults as are typically included in debtor-in-possession facilities of this type.

Remedies:
Upon the occurrence and during the continuance of an Event of Default, the DIP Lender may:  (x) immediately (A) deliver a notice of an Event of Default; (B) terminate any pending Loan Advances; and (C) terminate the DIP Facility and (y) upon five (5) business days’ written notice, the automatic stay of Section 362 of the Bankruptcy Code shall be terminated without further order of the Bankruptcy Court, without the need for filing any motion for relief from the automatic stay or any other pleading, for the limited purpose of permitting the DIP Lender to do any of the following:  (A) foreclose on its Collateral; (B) enforce all of its guaranty rights; (C) charge the default rate of interest on the Loan Advances; and (D) declare the principal of and accrued interest, fees and expenses constituting the DIP Obligations to be due and payable.  Upon and after the occurrence and during the continuance of an Event of Default, except as provided in the preceding sentence, the DIP Lender shall be required to file a motion seeking relief from the automatic stay to enforce any of its other rights or remedies.

Expenses:
The Debtor shall pay all of the DIP Lender’s reasonable costs and expenses, including without limitation due diligence, transportation, computer, duplication, appraisal, audit (including per diems), insurance, consultant, search, filing and recording fees and all other reasonable out-of-pocket expenses incurred by the DIP Lender (including the reasonable fees and expenses of counsel, accountants and other professionals and advisors), as well as all reasonable expenses of the DIP Lender in connection with the negotiation, administration, monitoring and enforcement of the DIP Facility documentation.  In the event the DIP Facility is not effectuated due to no fault of the DIP Lender, the DIP Lender shall have the right to seek reimbursement of all reasonable costs and expenses incurred by it with respect to the DIP Facility as an administrative expense of the Debtor’s estate pursuant to Bankruptcy Code Section 503(b).

EXHIBIT D

BUDGET

Ener1 Inc and subsidiaries - budget (11/11/11)
(excluding Enertech)
Week ending	11/18/2011	11/25/2011	12/2/2011
AR receipts		513	1312
Total inflows	0	513	1312

Outflows:
Payroll and benefits	(49)	(177)	(999)
Vendor payments	(1988)	(824)	(470)
Utilities	(117)
Legal, Accounting and Consulting	(288)	(450)	(450)
Rents/Leases		(94)
Total outflows	(2442)	(1545)	(1919)

Net inflow/(outflow)	(2442)	(1032)	(607)

Beginning cash balance	1130	3188	2156
Less: outflows	(2442)	(1032)	(607)
Plus:funding	4500	0	0
Ending cash balance	3188	2156	1549

		Est. Payment Timing
Description	Cash	Nov-11	Dec-11	Jan-11	Feb-11	Mar-11	Apr-11	May-11	Jun-11	Sept. 2013
Unit1 Trailers			$335,877
Unit1 Switchgear		$512,916
Unit1 Auxiliary Equipment			$433,747
Unit1 Spare Parts/Tools				$17,450
Unit2 Delivery			$4,000,000
Unit2 Trailers			$335,877
Unit2 Switchgear			$512,916
Unit2 Auxiliary Equipment			$433,747
Unit2 Spare Parts/Tools				$17,450
Mfg Localization Study				$200,000
Unit1 Pilot Operation				$2,500,000
Unit1 Pilot Launch				$447,500
Unit1 Completion of supervision				$107,500
Unit1 Completion of Training						$145,000
Unit2 Pilot Operation					$2,500,000
Unit2 Pilot Launch					$447,500
Unit2 Completion of supervision					$107,500
Unit2 Completion of Training							$145,000
Unit1 Remediation/Punch List								$807,500
Unit2 Remediation/Punch List							$807,500
Unit1 Final Acceptance										$2,000,000
Unit2 Final Acceptance										$2,000,000
Payments from MGTES	IN	$512,916	$6,052,164	$3,289,900	$3,055,000	$145,000	$952,500	$807,500	$0	$4,000,000
Pending E1 Vendor Invoices	OUT	($722,448)	$0	$0	$0	$0	$0	$0	$0	$0
Pending E1 Vendor Commitments	OUT	($250,000)	($748,890)	($405,016)	($80,642)	($24,878)	($30,000)	$0	$0	$0
Forecasted E1 Vendor non-committed	OUT	$0	($412,573)	($653,087)	($622,576)	($876,373)	($783,511)	($583,511)	($609,980)	$0
Total		($459,532)	$4,890,701	$2,231,797	$2,351,781	($756,252)	$138,989	$223,989	($609,980)	$4,000,000

	13 week cash flow - 11.01.11 update

	Week ending	11/4/2011	11/11/2011	11/18/2011	11/25/2011	12/2/2011

Beginning cash	3389

	Inflows:
	Receipts - AR	128				1312
	Receipts - FSK		513
	Receipts - Forecasted (not in AR)
	Total inflows	128	513	0	0	1312

	Outflows:
	Payroll	0	(1046)	(47)	(175)	(999)
	Benefits	(231)		(2)	(2)
	Vendor payments
	From AP aging	(694)	(239)	(248)	(324)	(220)
	AP for FSK		(100)	(100)	(100)	(100)
	AP for Efuel		(50)	(50)
	COD/critical payments	0	(150)	(150)	(150)	(150)
	FSK Open PO becoming due	0
	FSK Forecasted (not included in above)	0		(1200)	(250)
	Other Open PO becoming due
	Other Forecasted (not included in above)
	Utilities	(20)	(128)
	Legal	(149)	(200)	(200)	(450)	(450)
	Rents/Leases		(212)	(9)	(94)
	Contingency
	Fund to Enertech (see line 49)	(50)
	Total outflows	(1144)	(2125)	(2006)	(1545)	(1919)

	Net inflow/(outflow)	(1016)	(1612)	(2006)	(1545)	(607)

	Beginning cash balance	3389	2373	1761	1255	1210
	Less: outflows	(1016)	(1612)	(2006)	(1545)	(607)
	Plus:funding		1000	1500	1500	500
	Ending cash balance	2373	1761	1255	1210	1103

	Cumulative funding		1000	2500	4000	4500

		Est. Payment Timing
Description	Cash	Nov-11	Dec-11	Jan-11	Feb-11	Mar-11	Apr-11	May-11	Jun-11	Sept. 2013
Unit1 Trailers			$335,877
Unit1 Switchgear		$512,916
Unit1 Auxiliary Equipment			$433,747
Unit1 Spare Parts/Tools				$17,450
Unit2 Delivery			$4,000,000
Unit2 Trailers			$335,877
Unit2 Switchgear			$512,916
Unit2 Auxiliary Equipment			$433,747
Unit2 Spare Parts/Tools				$17,450
Mfg Localization Study				$200,000
Unit1 Pilot Operation				$2,500,000
Unit1 Pilot Launch				$447,500
Unit1 Completion of supervision				$107,500
Unit1 Completion of Training						$145,000
Unit2 Pilot Operation					$2,500,000
Unit2 Pilot Launch					$447,500
Unit2 Completion of supervision					$107,500
Unit2 Completion of Training							$145,000
Unit1 Remediation/Punch List								$807,500
Unit2 Remediation/Punch List							$807,500
Unit1 Final Acceptance										$2,000,000
Unit2 Final Acceptance										$2,000,000
Payments from MGTES	IN	$512,916	$6,052,164	$3,289,900	$3,055,000	$145,000	$952,500	$807,500	$0	$4,000,000
Pending E1 Vendor Invoices	OUT	($722,448)	$0	$0	$0	$0	$0	$0	$0	$0
Pending E1 Vendor Commitments	OUT	($250,000)	($748,890)	($405,016)	($80,642)	($24,878)	($30,000)	$0	$0	$0
Forecasted E1 Vendor non-committed	OUT	$0	($412,573)	($653,087)	($622,576)	($876,373)	($783,511)	($583,511)	($609,980)	$0
Total		($459,532)	$4,890,701	$2,231,797	$2,351,781	($756,252)	$138,989	$223,989	($609,980)	$4,000,000

Schedule 2.1

Commitments

Lender	Commitment	Commitment Percentage
Bzinfin	$2,250,000.00	50%
LHSI	$1,968,750.00	43.75%
GSPSCF	$281,250.00	6.25%
	$4,500,000.00	100%

Schedule 2.2

Guarantors

EnerDel, Inc., a Delaware corporation

EnerFuel, Inc., Delaware corporation

NanoEner, Inc., a Florida corporation

SCHEDULE 5.3

SUBSIDIARIES

EnerDel, Inc. (DE)

EnerFuel, Inc. (DE)

Emerging Power, Inc. (NJ)(wholly owned subsidiary of Ener1 Korea, Inc.)

TVG Saehan Holdings (Federal Territories of Labuan, Malaysia)

TVG SEI Holdings (BVI)

Ener1 Korea, Inc. (South Korea) (94% owned by TVG Saehan Holdings and TVG SEI Holdings)

Non-Operating Subs

NanoEner, Inc. (FL)

Ener1 Battery Company (FL)

EnerDel Japan, Inc. (Japan)

Ener1 Europe, S.A.S. (France)

Ener1 Russia (Russia)

Boca Research International, Inc. (USVI)

SCHEDULE 5.4

REAL PROPERTY

Owned Real Property

Ener1 Korea, Inc.
710-3Yongtan-dong,
Chungju-si,Chungbuk, Korea

Ener1 Korea, Inc.
710-9Yongtan-dong,
Chungju-si,Chungbuk, Korea

Ener1 Korea, Inc.
715-1Yongtan-dong,
Chungju-si,Chungbuk, Korea

Ener1 Korea, Inc.
1120-4Yongtan-dong,
Chungju-si,Chungbuk, Korea

Leased Real Property

EnerDel, Inc.
8750 N. Hague Road
Building 4
Indianapolis, IN 46256

EnerDel, Inc.
15425 Herriman Blvd.
Nobelsville, IN 46060

Ener1, Inc.
Axcess 70
3023 N. Distribution Way
Mount Comfort, IN 46140

Ener1, Inc./NanoEner, Inc.
1451 W. Cypress Creek Road
Suite 310
Fort Lauderdale, FL 33309

Ener Fuel, Inc.
1501 Northpoint Parkway
Suite 101
West Palm Beach, FL 33407

Ener1, Inc.
1540 Broadway
New York, NY

Emerging Power
200 Holt Street
Hackensack, NJ

SCHEDULE 5.6

PENDING/THREATENED LITIGATION

On August 18, 2011, two putative class action lawsuits were filed against the Borrower and certain of its officers and directors in the United States District Court for the Southern District of New York (Beckman v. Ener1, Inc. et al., No. 11-CV-5794 (S.D.N.Y.); and Neufeld v. Ener1, Inc., et al., No. 11-CV-5795 (S.D.N.Y.)).  On August 26, 2011, a third putative class action lawsuit was filed against the same defendants in the United States District Court for the Southern District of New York (Foster v. Ener1, Inc., et al., No. 11-CV-6040 (S.D.N.Y.)).  The complaints in each of these actions seek damages on behalf of persons who purchased Ener1 securities between January 10, 2011 and August 15, 2011.  The complaints assert claims under the Securities Exchange Act of 1934 for alleged material misrepresentations and omissions in the Borrower’s public disclosures during the putative class period, and in particular disclosures relating to the Borrower’s loans to, and receivables with, Think Holdings.  On October 17, 2011, three competing motions for appointment of lead plaintiff were filed.  Each of the proposed lead plaintiff groups has also requested that the three lawsuits be consolidated.  We expect these actions to be consolidated and for the lead plaintiff, once appointed, to file a consolidated amended complaint.  The plaintiffs in each of the three actions have agreed that no response from the defendants is necessary until after the appointment of a lead plaintiff and the filing of a consolidated amended complaint.

Letter dated October 28, 2011 from Applied Materials Inc. to EnerDel, Inc. relating to that certain Production System Feedback and Discount Agreement dated Mach 14, 2011 (the “Production Agreement”) stating that EnerDel, Inc. has failed to make a payment of $375,000 as required under the Production Agreement.

Letter dated September 30, 2011 from Dana Holding Corporation on behalf of Dana Canada Corporation Thermal Products – Long Mfg. Holding Corporation to Enerdel, Inc. for payment of $168,300.00 relating to that certain purchase order from May 3, 2011, Invoice 024595C.

In the litigation entitled Kiryung Electronics Co., Ltd. v. Ener1 Korea, Inc. a Korean court ruled against Ener1 Korea, Inc. and assessed damages of approximately $1.08 million (US).  Ener1 Korea, Inc. is currently appealing this ruling.

On October 17, 2011, the Borrower received a Staff Determination Letter from the NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Borrower did not comply with NASDAQ’s filing requirements as a result of its failure to timely file its form 10-Q for the period ended June 30, 2011.  Additionally, NASDAQ staff had determined that the September 12, 2011 amendment to the Borrower’s Line of Credit Agreement with Bzinfin S.A., dated June 29, 2011 violated NASDAQ’s shareholder approval requirements contained in Listing Rules 5635(c) and (d).  Trading of the Borrower’s common stock was thereafter suspended on or about October 28, 2011.

SCHEDULE 5.8

TAX RETURNS; GOVERNMENTAL REPORTS

N/A

SCHEDULE 5.10

COMPLIANCE WITH LAW; BUSINESS

Borrower failed to file its required 10Qs with the SEC for the fiscal quarter ending June 30, 2011 and the fiscal quarter ending September 30, 2011.

SCHEDULE 5.14

EXISTING INDEBTEDNESS; INVESTMENTS, GUARANTEES AND CERTAIN CONTRACTS

Any indebtedness arising pursuant to that certain Joint Venture Agreement by and between Ener1, Inc. and Wanxiang EV Co. Ltd., dated January 17, 2011.

Company	Holder	Status	Description	Balance as of Sept. 30, 20011 (in thousands)

Ener1, Inc.	Goldman	Unsecured	8.25% Senior unsecured convertible notes due July 2013	$58,500

Ener1, Inc.	Itochu	Unsecured	6.0% Senior convertible notes due August 2015	$10,058

Ener1, Inc.	Bzinfin	Unsecured	9.0% Convertible line of credit due July 2013	$11,513

E1 Korea, Inc.***	Korea Exchange	Secured	Trade financing agreement due June 2012	$5,765

E1 Korea, Inc.	Korea Exchange	Secured	Equipment loan due October 2011	$4,239

E1 Korea, Inc.	Woori Bank	Secured	Usance due May 2012	$25

E1 Korea, Inc.	Woori Bank	Secured	Trade financing agreement due April 2012	$2,120

E1 Korea, Inc.	Shinhan Bank	Secured	Trade financing agreement due March 2012*	$2,883

E1 Korea, Inc. and Ener1, Inc.	Citi Bank	Secured	Line of credit due April 2012**	$2,224,700

E1 Korea, Inc.	Bondholders	Unsecured	Convertible bond due	$460

EnerDel, Inc.	Various	Secured	Capital lease (including BPO)	$987

EnerDel, Inc.	AFCO	Unsecured	Insurance premiums financed (D & O)	$58

EnerDel, Inc.	Willis Insurance	Unsecured	Insurance premiums financed (PCL and WC)	$159

*Obligation of Ener1 Korea, Inc. to Shinhan Bank is guaranteed by Ener1, Inc.

** Emerging Power, Inc. is the borrower under the Line of Credit, which obligation is guaranteed by Ener1, Inc. and Ener1 Korea, Inc.

*** Additional information regarding indebtedness owing by Ener1 Korea, Inc. is set forth on the below chart.

Ener1 Korea, Inc. (additional detail regarding indebtedness)

LIABILITIES	IN KRW

Current liabilities

Trade Payables	4,477,586,094

Short-term Borrowings	12,729,041,929

Non-trade Payables	544,749,462

Withholdings	61,087,130

Advances from Customers	131,488,725

Accrued Expenses	1,416,166,147

Current Portion of Long-term Liabilities	5,000,000,000

Current liabilities Total	24,360,119,487

Non-current liabilities

Convertible Bonds	2,112,575,120

Redemption Premium Of Convertible Bond	1,064,104,087

Discount on Convertible Bonds	(3,619,864)

Conversion Rights Adjustment	(322,941,581)

Long-term Non-trade Payables	644,358,000

Provision for Severance Benefits	2,442,612,000

Deposits for Severance Benefits	-

Pension Plan Asset	(1,030,941,802)

Non-current liabilities Total	4,906,145,960

TOTAL LIABILITIES	29,266,265,447

SCHEDULE 7.2

PERMITTED LIENS

Interest claimed by the Department of Energy in certain equipment and other personal property pursuant to grants extended by the Department of Energy pursuant to the Federal Grant and Cooperative Agreement Act, Pub. L. 95–224, as amended by Pub. L. 97–258 (31 U.S.C. 6301–6308) (Grant No. DE-EE0001938; DE-EE0002724).

Interest claimed by the US Army Contracting Command relating to certain equipment and other personal property pursuant to contract number W56HZV-09-C-0681.

Interest claimed by the Department of Energy, through the State of Indiana, in certain equipment and other personal property pursuant to Grant No. 10-SEPR-04-002 [DE-EE0000169].

Interest claimed by the City of Indianapolis in certain equipment and other personal property pursuant to Grant No. A192-10-DR2-09-084.

Debtor	Secured Party	UCC Filing No/ Date Filed	Collateral Description

Ener1, Inc.	Relational, LLC	File No. 200808449670 June 3, 2008	Leased computer equipment pursuant to a Master Lease Agreement dated June 2, 2008.

EnerDel, Inc.	Dell Financial Services, L.L.C.	File No. 2008 1433265 April 24, 2008	Computer equipment and peripherals financed pursuant to that certain revolving credit Account #6879450204004979518 dated April 16, 2008.

EnerDel, Inc.	Relational, LLC	File No. 2008 186654 June 2, 2008	All Goods leased by the Secured Party pursuant to a Master Lease Agreement dated June 2, 2008, including but not limited to various computer equipment.

EnerDel, Inc.	Dell Financial Services, L.L.C.	File No. 2009 1175303 April 14, 2009	All computer equipment, peripherals, and other equipment financed and described in a Master Lease Agreement between the Debtor and the Secured Party.

EnerDel, Inc.	VTFG-SPV, Corp.	File No. 2009 1270948 April 22, 2009	All equipment and personal property leased pursuant to Lease #8015198801.

EnerDel, Inc.	Garic, Inc.	File No. 2010 1451768 April 27, 2010
Lease No. 2065, Schedule 2; Q2000 Modulated Differential Scanning Calorimeter1RCS90 Refrigerated Cooling System1Pressure Regulator1RCS Gas Dryer1Kit Ethernet Switch1Tzero Press and Dye Sets Kit1Q5000 IR1.

EnerDel, Inc.	Garic, Inc.	File No. 2010 1570849 May 5, 2010	Equipment more specifically described in Lease No. 2065, Sch 1.

EnerDel, Inc.	Royal Bank America Leasing	File No. 2010 1637523 May 11, 2010
5975C inert MSD/DS Performance Turbo El System; ION Gauge Controller; 7693A Autoinjector; NIST 2008 MS Library; ReNEEable Gas Purifier; Liner; 7890 A Series GC Custom, and all proceeds and replacements thereto.

EnerDel, Inc.	NFS Leasing, Inc.	File No. 2010 1681984 May 13, 2010	All computer equipment and peripherals described in the Master Lease Agreement between the Debtor and the Secured Party, as more specifically set forth therein, Schedule 2010-156-1.

EnerDel, Inc.	NFS Leasing, Inc.	File No. 2010 1995251 June 8, 2010	All computer equipment and peripherals described in the Master Lease Agreement between the Debtor and the Secured Party, as more specifically set forth therein, Schedule 2010-156-2.

EnerDel, Inc.	Wells Fargo Bank, Inc.	File No. 2010 2947020 August 23, 2010	Crown Tow Tractor TR 3600-200, S/N 6A267108; Crown Charger 390475-124-01, S/N 121047510012804; Deka Battery 12-D85-13, S/N 4396LR.

EnerDel, Inc.	Wells Fargo Bank, Inc.	File No. 2010 2947046 August 23, 2010	Crown Forklift SC4520-35, S/N 9A169822; Battery 18-85G-17, S/N MID1018371; Crown Charger 390750-336-01, S/N 183075010012709.

EnerDel, Inc.	Wells Fargo Bank, Inc.	File No. 2010 2947525 August 23, 2010	Crown Forklift SC4520-35, S/N 9A169821; Battery 18-85G-17, S/N MID1018369; Crown Charger 390750-336-01, S/N 183075010012705.

EnerDel, Inc.	NFS Leasing, Inc.	File No. 2010 4342790 December 9, 2010	All computer equipment and peripherals financed under and described in the Master Lease Agreement between the Debtor and the Secured Party. Master Lease #2010-156 Schedule #3.

EnerFuel, Inc.	Air Liquide Industrial U.S. LP	File No. 2009 0910809 March 23, 2009	500 Gallon Nitrogen Vessel Serial # 5066; Hydrogen Storage Tube Trailer

The following property owed by Ener1 Korea, Inc. is subject to liens and mortgages in favor of various lenders under applicable South Korean law:

Real Property:

1.	710-3Yongtan-dong,Chungju-si,Chungbuk,Korea
2.	710-9Yongtan-dong,Chungju-si,Chungbuk,Korea
3.	715-1Yongtan-dong,Chungju-si,Chungbuk,Korea
4.	1120-4Yongtan-dong,Chungju-si,Chungbuk,Korea

Equipment and Machinery: Including, but not limited to, the following:

1.	1600265 BINDER SOLUTION TANK

2.	1400434 SLURRY PUMP

3.	1400443 U.H.M HIGH MIXER

4.	1400440 SEALING & CUTTING M/C

5.	1400445 air compressor

6.	1400448 vacuum pump SYS(PUMP 7.5Kw)

7.	1400504 MIXING CONTROL SYS

8.	1400502 PAINT SYS(PVC-750)

9.	1400503 PVM 750-STORAGE

10.	1400501 SLURRY CONTROL SYS

11.	1400505 MIXER HOPPER

12.	1400507 SLURRY PUMP

13.	1400508 REACTOR TANK

14.	1400513 VACUUM CHAMBER

15.	1400514 SPB**4142 DIE NOZZLE

16.	1400516 COATER thickness gage

17.	1400517 Laser analysis SYS

18.	1400518 Mixing M/C

19.	1400519 NS Slitter M/C

20.	1400520 Coating SYS

21.	1400521 COATING M/C

22.	1400522 ONO'S PRESS M/C

23.	1400523 WINDING STACKING M/C

24.	1400524 dehumidifier

25.	1400439 tintometer

26.	1400526 abrasive sawing machine

27.	1400531 MAGNET BAR

28.	1400534 SCREW TYPE NEMO PUMP

29.	1400533 PRESS #2 SPARE ROLL(2SET)

30.	1400737 SLURRY spare TANK

31.	1400742 SLITTING yarn testing machine

32.	1400528 CLEANING M/C

33.	NMP collection

34.	NC ROLL FEEDER / UNCOILER

35.	high detail press(CSHP-20)

36.	Planetary Mixer

37.	200L,80L TANK

38.	HOIST

39.	HOPPER

40.	Blanking M/C 2

41.	no.4 TANK

42.	Heating, Ventilation, Air Conditioning

43.	PLANTARY MIXER

44.	SLURRY equipment (W-CELL)

45.	MIXING equipment

46.	LI BATTERY COATING PJT 1SET

47.	MILL SYSTEM(MICING TANK 600LITER)

48.	ROLL PRESS MACHINE

49.	ULTRA HIGH MIXER

50.	POLISHING, BUFFER TANK

51.	no.4 COATER

52.	no.4 ROLL PRESS MACHINE

53.	AIR COMPRESSOR

54.	NC ROLL FEEDER(TF-300) 1SET

55.	high detail press(CSHP-50) 1SET

56.	plane grinding machine(DGS-850A) 1SET

57.	NC ROLL FEEDER(TF-300) 1SET(T-CELL)

58.	high detail press(AOH-50) 1SET

59.	PRESS ROLL 1SET

60.	Heating, Ventilation, Air Conditioning(T-CELL)

61.	SLITTING(CLS-080)M/C

62.	NOTCHIG M/C , KNIFE SPARE

63.	dry cleaning

64.	NOTHING M/C two

65.	ROLL PRESSING M/C

66.	1400441 ultra-pure water plants

67.	1400449 electrochemical analysis (VMP-2)

68.	1400741 전극도포및원적외선HEATER시스템

69.	gas remover

70.	HEATER SYSTEM

71.	PIN HOLE DETECTOR

72.	gas remover JIG

73.	1400407 choke tester

74.	1400418 chamber box

75.	1400419 vibration tester

76.	1400420 thermal shock test chamber

77.	1400426 VACUUM PUMP 3 SET

78.	1400428 cutting & wide M/C

79.	1400430 SWELLING TESTER

80.	metal welding(MP20MA)

81.	CYCLER(5V360A 6CH)

82.	1400029 PRESS

83.	1400411 winding stacking m/c

84.	1400412 TAB WELDING M/C

85.	1400422 sealing M/C

86.	1400423 Vacuum Dryer M/C

87.	1400424 Vacuum Chanmber M/C

88.	1400427 air compressor

89.	1400446 charge and discharge machine

90.	1400447 metal welding

91.	1400500 side slitting (Al,Cu foil)

92.	1400509 STACKING shifter

93.	1400510 SEALING shifter

94.	1400511 electrolyte M/C

95.	1400512 FOLDING M/C

96.	1400529 yarn testing M/C

97.	1400530 Dew-point controller

98.	1400527 TAPPING M/C

99.	1400532 conveyer(CONTROLLER include)

100.	1400738 hand-operated winder,J/R press,SLITTER

101.	1400743 SEALING M/C

102.	ultrasonic waves welding(cathode)

103.	FORMATION M/C

104.	ZZ-STACKING M/C

105.	slitting M/C

106.	WINDER STACKING

107.	WELDING MACHINE

108.	TRIM CUTTER FOR WELDING

109.	ELECTROLYTE ROLL MACHINE

110.	vacuum sealing machine

111.	Final side cutting machine

112.	mega-ohm short&weight check m/c

113.	MANUAL FORMING M/C

114.	TOP SEALING MACHINE

115.	TOP CUTTER FOR POUCH

116.	ZIG-ZAG STACK MACHINE 1대

117.	charge and discharge m/c

118.	FINAL FOLDING & HOT PRESS 1SET

119.	VACUUM CHAMBER 및 WETTING M/C 1SET

120.	CLEANING M/C(first) 1SET

121.	CLEANING M/C(second) 1SET

122.	MANUAL SEALING M/C 1SET

123.	VACCUM DRYER(first V/D) M/C

124.	VACCUM DRYER(first V/D) M/C

125.	VACCUM DRYER(second V/D) M/C

126.	VACCUM DRYER(second V/D) M/C (

127.	high ZIGZAG STACKING M/C 1SET

128.	AIR COMPRESSOR

129.	high ZIGZAG STACKING M/C 4SET

130.	Heating, Ventilation, Air Conditioning(T-CELL)

131.	auto charge and discharge m/c(T-CELL)

132.	TAB CLEANING M/C

133.	AUTO assembly line

134.	FORMATION charge and discharge m/c

135.	1400425 SMART BATTERY CHARGER

136.	1400739 ENVIRONMENT CHAMBER

137.	INNER PACK(2차) AIR COMPRESSOR(50HP)

138.	VIBRATION TEST SYSTEM

139.	1400515 CELL select / automatic welding machine

140.	1400525 SHRINK M/C

141.	charge and discharge m/c(42V, 150A)

142.	DC IMPEDANCE METER

143.	ELECTRONIC LOAD

144.	Isnpection toll

145.	NI-TAP CUTTER (BMS)

146.	BMS MICOM TOOL

147.	COER ROBOT BMS 1SET

148.	1400429 TAP DENSITY M/C

149.	1400506 ACME 6000 GC

150.	Cycler

151.	X-RAY EXD-720

152.	MATERIAL TESTING MACHINE(MODEL 5943) 1SE

153.	OGP SMARTSCOPE CNC500 1SET

154.	Large cell CYCLER (T-CELL)

155.	1400164 HORN, NEST

156.	1400170 MODULE yarn testing m/c

157.	1400171 double-sided tape auto sealer

158.	1400179 convetor(160*1200)

159.	1400180 cell conveyor

160.	1400181 yarn testing m/c JIG

161.	1400228 cell conveyor

162.	1400218 NI-SEMI AUTO WELDER

163.	1400221 TAPE AUTO CUTTER

164.	1400233 label maker

165.	1400238 pressure measurement apparatus

166.	1400324 yarn testing machine work table

167.	1400325 tension tester

168.	1400337 ultrasonic waves yarn testing m/c

169.	1400359 PCM yarn testing machine.

170.	1400344 label maker

171.	1400345 label maker (cellphine)

172.	1400366 ultrasonic waves welding m/c(cellphone)

173.	1400371 yarn testing machine(upgrade)

174.	1400378 bristar sealer /adhesion table

175.	1400398 double-sided tape sealer

176.	1400402 label maker

177.	1400408 waterlogging laber M/C

178.	1400414 label maker 3set

179.	1400417 PCM TESTER

180.	1400421 waterlogging laber M/C 3set

181.	1400432 welding machine frame

182.	1400433 LBS LABEL maker

183.	1400436 double-sided tape sealer

184.	1400444 LBS LABEL M/C

185.	1400327 DIGITAL MULTIMETER

186.	1400399 ultrasonic waves welding(2000AE)

187.	1400431 PCM TESTER

188.	1400740 ultrasonic waves yarn testing m/c(install more)

189.	HOT-MELT (first)

190.	HOT-MELT(second)

SCHEDULE VIII(h)

EXISTING DEFAULTS

Ener1, Inc. did not make the first installment payment on the Tranche B Notes on October 1, 2011.

Certain Holders assert that Ener1, Inc. failed to make the first installment payment on the Tranche A Notes in cash on October 1, 2011 and, in any event (assuming the delivery of common stock on September 12, 2011 as partial payment was permitted), did not deliver the additional true-up shares.

Under the Waiver, Amendment and Exchange Agreement, dated September 9, 2011, Ener1, Inc. did not complete the restatement of its financials by October 31, 2011 and Bzinfin, S.A. and other investors did not commit to put in $40 million of new equity financing by October 31, 2011.

Under the Line of Credit Agreement, as a result of Ener1, Inc.’s failure to make payment under the Notes when due.

Ener1, Inc. did not file with the SEC its 10Qs for the fiscal quarter ending June 30, 2011 and the fiscal quarter ending September 30, 2011.  On October 28, 2011, trading of Ener1, Inc.’s common stock was suspended.

Ener1, Inc. did not make a $4 million equity contribution by October 13, 2011 under the Sino-Foreign Equity Joint Venture Contract, dated January 2011, between Ener1, Inc. and Wanxiang EV Co., Ltd.

In Kiryung Electronics Co., Ltd. v. Ener1 Korea, Inc., a Korean court ruled against Ener1 Korea, Inc. and assessed damages of approximately $1 million.  Ener1 Korea, Inc. is currently appealing this ruling.

EnerDel, Inc. did not make a payment of $375,000 by August 15, 2011 under the Production System Feedback and Discount Agreement, dated March 14, 2011, between EnerDel, Inc. and Applied Materials, Inc.

On August 18, 2011, two class action complaints were filed against Ener1, Inc. and certain of its officers and directors in the United States District Court for the Southern District of New York (Beckman v. Ener1, Inc. et al., No. 11-CV-5794 (S.D.N.Y.); and Neufeld v. Ener1, Inc., et al., No. 11-CV-5795 (S.D.N.Y.)).  A third class action complaint was filed against the same defendants in the United States District Court for the Southern District of New York on August 26, 2011 (Foster v. Ener1, Inc., et al., No. 11-CV-6040 (S.D.N.Y.)).1

EnerDel, Inc. did not make a payment of $168,000 by June 3, 2011 under a certain purchase order invoice, dated May 3, 2011, issued by Dana Canada Corporation Thermal Products-Long Mfg.2

On October 6, 2011, shareholders of Ener1, Inc. demanded that members of the Board of Directors of Ener1, Inc. take action to remedy alleged breaches of fiduciary duties by certain current and/or former executive officers and directors of Ener1, Inc. relating to adjustments to previously issued financial reports for the fiscal year ended December 31, 2010 and the fiscal quarter ended March 31, 2011 and the related amendments to Ener1, Inc.’s Annual Report of Form 10-K for the year ended December 31, 2010 and its Quarterly Report on the Form 10Q for the quarter ended March 31, 2011.3

1	While such event does not constitute an Event of Default under the Line of Credit Agreement, the Notes or the Loan Agreement, it is being disclosed in an abundance of caution.
2	Id.
3	Id.